Exhibit 2.1
ASSET PURCHASE AGREEMENT
By and Among
Powell PowerComm Inc.
as Buyer
and
PowerComm Inc.
Redhill Systems Ltd.
Nextron Corporation
PCG Technical Services Inc.
Concorde Metal Manufacturing Ltd.
as Sellers
Dated: October 21, 2009

ARTICLE 1	SALE AND PURCHASE	1
1.1	Sale and Purchase of Assets	1
1.2	Purchase Price; Purchase Price Adjustments	2
1.3	Deferred Purchase Price Payment	5
1.4	Closing	6
1.5	Payment or Assumption of Liabilities	7
1.6	Allocation of Purchase Price	9
1.7	Public Announcements	9

ARTICLE 2	REPRESENTATIONS AND WARRANTIES OF SELLERS	10
2.1	Organization and Good Standing	10
2.2	Capitalization	10
2.3	Subsidiaries and Other Ownership Interests	10
2.4	Authority of Sellers	11
2.5	No Conflicts	11
2.6	Consents and Approvals	11
2.7	Title to Properties; Condition	12
2.8	Securities Filings; Financial Statements	13
2.9	Customary Business Practice	14
2.10	Absence of Certain Changes or Events	14
2.11	Absence of Defaults	16
2.12	Compliance with Laws	16
2.13	Tax Returns and Reports	17
2.14	Litigation	17
2.15	Customers and Suppliers	18
2.16	Accounts Receivable and Accounts Payable	18
2.17	Inventories	19
2.18	Employee Plans	19
2.19	Contracts and Commitments	20
2.20	Patents, Trademarks and Copyrights	21
2.21	Insurance	21
2.22	Employees	22
2.23	Labor Matters	23
2.24	Regulatory Filings	24
2.25	Environmental and Health and Safety Matters	24
2.26	Brokers/Advisors	26
2.27	Related Party Transactions	26
2.28	Owned Real Property	27
2.29	Disclosure	27

ARTICLE 3	REPRESENTATIONS AND WARRANTIES OF BUYER	28
3.1	Organization and Good Standing	28
3.2	Authority of Buyer	28
3.3	No Conflicts	28
3.4	Consents and Approvals	29
3.5	Brokers	29
3.6	Litigation	29
3.7	GST Registration	29
3.8	Canadian Assets and Business	29

i

ARTICLE 4	ACTIONS BY SELLERS PENDING CLOSING	30
4.1	Conduct of Business	30
4.2	Continued Administration	30
4.3	Records	30
4.4	Maintenance of Insurance	30
4.5	Reports	30
4.6	Additional Disclosure	31
4.7	Taxes	31

ARTICLE 5	COVENANTS OF SELLERS	31
5.1	Approvals; Shareholder Meeting and Materials	31
5.2	Compliance with Legal Requirements	33
5.3	Books and Records	33
5.4	Investigation by Parent and Buyer	33
5.5	Certain Acts or Omissions	33
5.6	Change of Corporate Name	33
5.7	Confidentiality	34
5.8	Real Property	34
5.9	Lloydminster	34
5.10	Required Financial Statements	35
5.11	Payments Received Post-Closing	35
5.12	Contracts; Liabilities	35
5.13	No Solicitation	36
5.14	Employees	37
5.15	Standstill Agreement	38
5.16	Sales Taxes	38
5.17	GST Election	38
5.18	Election in Respect of Accounts Receivable	38
5.19	Anti-Corruption Compliance Policy	39
5.20	Accounts Receivable	39

ARTICLE 6	COVENANTS OF BUYER	40
6.1	Approvals	40
6.2	Compliance with Legal Requirements	40
6.3	Certain Acts or Omissions	40

ARTICLE 7	CONDITIONS TO OBLIGATIONS OF BUYER	40
7.1	Representations and Warranties	40
7.2	Compliance with Agreement and Lock-Up/Voting Agreements	40
7.3	Certificates of Sellers	41
7.4	No Action or Proceeding	41
7.5	Consents, Authorizations, Etc.	41
7.6	Corporate Action by Sellers	41
7.7	Employment and Noncompetition Agreements	41

7.8	Noncompetition Agreements	42
7.9	Lease Agreements	42
7.10	Side Letters	42
7.11	Tail Insurance Policy	42
7.12	Opinion of Counsel	42
7.13	Instruments of Conveyance	42
7.14	No Adverse Change	43
7.15	Creditor Releases	43
7.16	Physical Possession and Control	43
7.17	Employee Release	43
7.18	Delivery of Other Documents and Instruments	43
7.19	Definitive Agreements	44

ARTICLE 8	CONDITIONS TO OBLIGATIONS OF SELLERS	44
8.1	Representations and Warranties	44
8.2	Compliance with Agreement	44
8.3	Certificate of Officer	44
8.4	No Action or Proceeding	44
8.5	Consents, Authorizations, Etc	44
8.6	Corporate Action by Buyer	45
8.7	Delivery of Initial Purchase Price Payment and Escrow Funds	45
8.8	Opinion of Counsel	45
8.9	Fairness Opinion	45
8.10	Delivery of Other Documents and Instruments	45
8.11	Dissenting Shareholders	45
8.12	Definitive Agreements	46

ARTICLE 9	GUARANTEE BY PARENT	46
9.1	Representations and Warranties of Parent	46
9.2	Guarantee	46

ARTICLE 10	SURVIVAL OF REPRESENTATIONS AND WARRANTIES	46

ARTICLE 11	INDEMNIFICATION	47
11.1	Indemnification of Buyer Indemnitees	47
11.2	Indemnification of Seller Indemnitees	47
11.3	Method of Asserting Claims, Etc	48
11.4	Payment of Indemnity	50
11.5	Adverse Consequences	50
11.6	Right to Offset	50
11.7	Limitations on Liability	50

ARTICLE 12	TERMINATION	52
12.1	Termination	52
12.2	Termination Fee	53

ARTICLE 13	NOTICES	54

ARTICLE 14	MISCELLANEOUS	56
14.1	Incorporation of Schedules and Appendices; Entire Agreement	56
14.2	Waiver	56
14.3	Amendment	56
14.4	Counterparts	56
14.5	Headings	56
14.6	Governing Law; Jurisdiction	56
14.7	Injunctive Relief	56
14.8	Risk of Loss	57
14.9	Binding Effect	57
14.10	Expenses	57
14.11	Further Assurances	57
14.12	No Third Party Beneficiary	58
14.13	Knowledge of Sellers	58
14.14	Internal Reorganization	58
Schedules to be Included in the Disclosure Schedule

Schedule 1.1A	Permitted Liens
Schedule 1.1B	Assets
Schedule 1.1C	Excluded Assets
Schedule 1.1D	Owned Real Property
Schedule 1.1E	Leased Property
Schedule 1.2C	Payments Excluded from Shareholder Distributions
Schedule 1.3A	Methodology for Post-Closing Financial Statements
Schedule 1.5	Assumed Liabilities
Schedule 1.5F	Excluded Employees
Schedule 1.6	Purchase Price Allocation Methodology
Schedule 2.2	Capitalization
Schedule 2.3	Subsidiaries; Other Ownership Interests
Schedule 2.6	Consents
Schedule 2.7	Material Agreements
Schedule 2.10	Absence of Certain Changes and Events
Schedule 2.11	Absence of Defaults
Schedule 2.14	Warranties
Schedule 2.15	Customers and Suppliers
Schedule 2.16A	Accounts Receivable
Schedule 2.16B	Accounts Payable
Schedule 2.18	Employee Benefit Plans
Schedule 2.19	Contracts and Commitments
Schedule 2.20	Intellectual Property
Schedule 2.21A	Insurance Policies
Schedule 2.21B	Insurance Claims
Schedule 2.22	Employment Agreements

Schedule 2.27	Transactions with Affiliates
Schedule 5.8	Required Real Property Reports and Certificates of Compliance
Schedule 7.2	Parties to Lock-Up/Voting Agreements
Schedule 8.5	Required Consents and Authorizations
Exhibits

Exhibit A	Form of Escrow Agreement
Exhibit B	Anti-Corruption Compliance Policy

v

ASSET PURCHASE AGREEMENT
     THIS ASSET PURCHASE AGREEMENT, dated as of October 21, 2009 (together with the appendices and schedules attached hereto, the “Agreement”) is by and among Powell PowerComm, Inc., a Canadian corporation (“Buyer”), on the one hand, and PowerComm Inc., an Alberta corporation (“PowerComm”), Redhill Systems Ltd., an Alberta corporation (“Redhill”), Nextron Corporation, an Alberta corporation (“Nextron”), PCG Technical Services Inc., an Alberta corporation (“PCG”), and Concorde Metal Manufacturing Ltd., an Alberta corporation (“Concorde” and each of PowerComm, Redhill, Nextron, PCG and Concorde may be referred to individually as a “Seller” and collectively as the “Sellers”), on the other hand.
WITNESSETH:
     WHEREAS, Powell Industries, Inc., a Delaware corporation (“Parent”) and PowerComm have executed and delivered a letter of intent (the “Letter”) effective June 18, 2009, pursuant to which such parties intend that Powell or one of its Affiliates (as defined below) purchase the business and assets of Sellers, as more specifically set forth in Section 1.1 below;
     WHEREAS, the Letter contemplates the negotiation and execution of three legally binding, written definitive purchase agreements (the “Definitive Agreements”) setting forth the terms and conditions of the sale described in the Letter;
     WHEREAS, Parent, Buyer and Sellers intend that this Agreement constitute one of the Definitive Agreements; and
     WHEREAS, Sellers desire to sell to Buyer, and Buyer desires that Buyer purchase from Sellers, the business and assets of Sellers for the purchase price and upon and subject to the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the mutual premises, covenants and agreements set forth herein and in reliance upon the representations and warranties contained herein, the parties hereto covenant and agree as follows:
ARTICLE 1
SALE AND PURCHASE
     1.1 Sale and Purchase of Assets. On the terms and subject to the conditions contained in this Agreement, Sellers shall sell, transfer, convey, assign and deliver to Buyer, at the Closing (as hereinafter defined) on the Closing Date (as hereinafter defined), and Buyer shall purchase from Sellers, free and clear of all liens, encumbrances, mortgages, pledges, charges, options, rights, security interests, agreements, or claims of any nature whatsoever, recorded or unrecorded, registered or unregistered (individually a “Lien” and collectively the “Liens”) except as set forth on Schedule 1.1A (the “Permitted Liens”), all of Sellers’ right, title and interest in and to all of Sellers’ properties and assets, wherever located (the “Assets”), including without limitation those properties and assets set forth on Schedule 1.1B of the Disclosure Schedule of even date herewith (all subsequent references herein to any schedule are to the applicable schedule included in the Disclosure Schedule) attached hereto, all assets set forth on the Financial Statements (as defined below) of Sellers and all other machinery and equipment, office furniture and equipment, furnishings, fittings, accessories, appliances, computer software, contracts, licenses, permits, customer contact lists, rights (to the extent they exist) to the trade and corporate names “PowerComm,” “Redhill Systems,” “Nextron,” “PCG Technical Services,” “PCG,” “Heat Trace Canada,” “Concorde Metal Manufacturing” and any derivative or similar names, operating rights, rights to telephone numbers, intellectual property, trade secrets, proprietary rights, customer and marketing data, inventions, URL’s, confidential business information, books and records and all other rights and tangible or intangible assets in any way pertaining to, related, identified to or with, or otherwise used or useable in Sellers’ electrical service, electrical construction, instrumentation, valve service, and manufacturing businesses (collectively, the “Business”), but excluding those assets of Sellers set forth in Schedule 1.1C (the “Excluded Assets”). Prior to Closing, Sellers agree to purchase any assets set forth on Schedule 1.1B that are not otherwise owned by any of the Sellers in order to legally sell, assign and convey such Assets to Buyer under this Section 1.1. Schedule 1.1D lists all real property owned by any Seller and conveyed to Buyer pursuant to this Section 1.1 (the “Owned Real Property”). Schedule 1.1E lists all real property leased by any Seller in connection with the Business (the “Leased Property”).
     1.2 Purchase Price; Purchase Price Adjustments.
     (a) Purchase Price. In consideration for the sale and assignment by Sellers to Buyer of the Business and the Assets for a purchase price equal to the sum of and paid as follows: (i) the value of the Assumed Liabilities (as defined below) that the Sellers shall assign to Buyer and Buyer shall assume from Sellers, (ii) Buyer shall pay to PowerComm, for itself and on behalf of the other Sellers, the aggregate purchase price (the “Initial Purchase Price Payment”) of TWENTY-TWO MILLION EIGHT HUNDRED THOUSAND CANADIAN DOLLARS (CDN$22,800,000.00), less the Escrow Funds (as defined below) and subject to the adjustments set forth in this Section 1.2, (iii) Buyer shall pay to PowerComm, for itself and on behalf of the other Sellers, an additional deferred purchase price payment (the “Deferred Purchase Price Payment”) of EIGHT MILLION CANADIAN DOLLARS (CDN$8,000,000.00), subject to the adjustments set forth in Section 1.3 and (iv) Buyer shall deposit THREE MILLION CANADIAN DOLLARS (CDN$3,000,000.00) (“Escrow Funds”) in escrow with Olympia Trust Company, as escrow agent (the “Escrow Agent”), pursuant to the terms and conditions of an escrow agreement substantially in the form attached hereto as Exhibit A (the “Escrow Agreement”). The Initial Purchase Price Payment and Escrow Funds shall be payable on the Closing Date as follows:
     (i) Nineteen Million Eight Hundred Thousand Canadian Dollars (CDN$19,800,000.00) shall be payable to PowerComm, for itself and on behalf of the other Sellers, in cash (the “Initial Purchase Price Payment”); and
     (ii) Three Million Canadian Dollars (CDN$3,000,000.00) shall be payable to the Escrow Agent to fund the Escrow Agreement.
     (b) Net Asset Purchase Price Adjustment.

     (i) Buyer and Sellers shall cooperate to cause to be prepared and delivered to Buyer and Sellers within 60 days following the Closing Date financial statements (the “Final Financial Statements”) audited by PowerComm’s independent public accounting firm, including a balance sheet, reflecting the assets and liabilities of Sellers as of the Closing Date (the “Final Balance Sheet”), a statement of operations (“Final Income Statement”) and a statement of cash flows (“Final Statement of Cash Flows”) for the period from April 1, 2009 through the Closing Date. The Final Financial Statements shall be prepared in accordance with generally accepted accounting principles in Canada (“Canadian GAAP”) applied consistently with PowerComm’s historical financial statements, including without limitation, the percentage-of-completion method. The fees and expenses of the accounting firm in auditing the Final Financial Statements shall be borne by Sellers. The parties will conduct a joint physical closing inventory with the assistance of PowerComm’s independent auditors, which shall count and value the inventory in accordance with Canadian GAAP and as mutually agreed upon by the parties, and which shall be used in the preparation of the Final Financial Statements.
     (ii) Upon delivery of the Final Balance Sheet, the Initial Purchase Price Payment will be reduced dollar for dollar to the extent that Net Assets as reflected in the Final Balance Sheet, adjusted to be reduced by the Excluded Assets and adjusted to be increased by all of the liabilities set forth in the Final Balance Sheet and not otherwise Assumed Liabilities (defined below), are less than Fourteen Million Canadian Dollars (CDN$14,000,000.00). If the Initial Purchase Price Payment is decreased pursuant to this Section 1.2(b), PowerComm, for itself and on behalf of the other Sellers, shall pay such decrease in cash to Buyer within ten days (unless there is a validly raised dispute related to the financial statements, in which event such dispute will be handled in the manner set forth in subsection 1.3(c) below). “Net Assets” shall mean, as of the date of the Final Balance Sheet, the total assets of the consolidated business of PowerComm, which net assets shall equal: (i) the gross assets of the consolidated business of PowerComm as reflected in the Final Balance Sheet, minus (ii) the gross liabilities of the consolidated business of PowerComm as reflected in the Final Balance Sheet, each as determined in accordance with Canadian GAAP consistently applied throughout the applicable periods. Net Assets may also be impacted by the provisions of the side letter required under Section 7.10(b).
     (c) Shareholder Distribution Purchase Price Adjustment. Upon delivery of the Final Financial Statements, the Initial Purchase Price Payment will be reduced dollar for dollar for any Shareholder Distributions (as defined below) reflected (or the effect of which is reflected) in the Final Financial Statements for the period between April 1, 2009 and the Closing Date. If the Initial Purchase Price Payment is decreased pursuant to this Section 1.2(c), PowerComm, for itself and on behalf of the other Sellers, shall pay such decrease in cash to Buyer within ten Business Days (as defined below)(unless there is a validly raised dispute related to the financial statements, in which event such dispute will be handled in the manner set forth in subsection 1.3(c) below). Any amount payable to Buyer by PowerComm, for itself and on behalf of the other Sellers, under this Section 1.2(c) shall be in addition to any amounts payable under Section 1.2(b) hereof. “Shareholder Distribution” shall mean any dividends or other distributions declared and/or distributed to any of Seller’s or Subsidiaries’ shareholders, any funding of any pension or life insurance schemes for the benefit of any of Sellers’ shareholders or their estates, any loan repayment or forgiveness or advances to any of Sellers’ shareholders or any equity holders of AWG Ventures Inc. (“AWG”) or any of the following payments which are made not in the ordinary course of business: any bonuses or other compensation paid to employees of Sellers (other than salary at levels consistent with that being paid prior to execution of the Letter), any salary increases to employees of Sellers to the extent of such increase in salary or any payments under Sellers’ benefit plans but shall not include any of the payments set forth on Schedule 1.2C. “Business Day” shall mean any day which is not (i) a Saturday or a Sunday, or (ii) a day on which banking institutions in Edmonton, Alberta are authorized or obligated by law or regulation to close.
     (d) Buyer may have all or a portion of the adjustments payable by PowerComm, for itself and on behalf of the other Sellers, under subsections (b) and (c) above paid out of the Escrow Funds. If Sellers owe any payments as a result of such adjustments, such payments shall be made first out of the Escrow Funds and any remaining amounts will be paid by Sellers pursuant to the terms of this Agreement. If and to the extent claims are not made under the Escrow Agreement (whether under the adjustments under subsections (b) and (c) or otherwise), CDN$1,500,000.00 of the Escrow Funds will be remitted to PowerComm, for itself and on behalf of the other Sellers, after the determination is made whether any adjustments are due under either subsection (b) or (c) above. In the event that any claim made that impairs the amount remitted under the prior sentence is resolved after such date, the amount so withheld shall be remitted to PowerComm, for itself and on behalf of the other Sellers, unless other claims have arisen in excess of CDN$1,500,000.00. CDN$500,000.00 of the remaining Escrow Funds shall remain subject to the Escrow Agreement for claims under this Agreement through the first anniversary date of the Closing Date, assuming no claims have been made under the Escrow Agreement by such date. The remaining Escrow Funds shall remain subject to the Escrow Agreement for claims under this Agreement through the survival period of the representations and warranties set forth under this Agreement. The remaining Escrow Funds will be distributed to PowerComm, for itself and on behalf of the other Sellers, at the expiration of such period except to the extent there are any valid claims made under the Escrow Agreement. Any interest paid on the Escrow Funds shall not become part of the Escrow Funds, and any party that receives distributions of Escrow Funds shall receive the interest associated with that portion of the Escrow Funds distributed to such party. If Buyer receives any such interest payment, such interest payment shall not be deemed to be part of the payment owed to Buyer by Sellers. Sellers, on the one hand, and Buyer, on the other hand, shall share any fees payable to the Escrow Agent equally.
     (e) Other than the Deferred Purchase Price Payment (as defined below) and as set forth in Section 1.2(a)-(c), no other consideration, in cash or otherwise, shall be paid or payable to any Seller in connection with the transactions contemplated in this Agreement.

     1.3 Deferred Purchase Price Payment.
     (a) Post-Closing Financial Statements. Buyer shall cause to be prepared and delivered to Buyer and PowerComm, for itself and on behalf of the other Sellers, within 60 days after March 31, 2010 post-closing financial statements (“Post-Closing Financial Statements”) reviewed by Buyer’s independent public accounting firm, including a statement of operations for the year from April 1, 2009 to March 31, 2010, reflecting the operations of the Business for the fiscal year ended March 31, 2010. The Post-Closing Financial Statements shall be prepared in accordance with Canadian GAAP applied consistently with Sellers’ historical financial statements with the methodology set forth on Schedule 1.3A. The fees and expenses of the accounting firm in reviewing the Post-Closing Financial Statements shall be borne by Buyer.
     (b) Deferred Purchase Price Payment. Within ten Business Days of the delivery of the Post-Closing Financial Statements, Buyer shall pay to PowerComm, for itself and on behalf of the other Sellers (or their designees), a payment (if a payment under this Section 1.3(a) is due and assuming there is no validly raised dispute relating to the financial statements under subsection (c) below) equal to the lesser of (i) CDN$8,000,000 or (ii) the amount due based on the following formula:

(Post-Closing EBITDA - Closing EBITDA)	X	CDN$8,000,000
(CDN$8.0 million - Closing EBITDA)
     “EBITDA” shall mean earnings of the Business before interest, taxes, depreciation and amortization.
     “Post-Closing EBITDA” shall mean EBITDA for the fiscal year ended March 31, 2010 based on the Post-Closing Financial Statements with any adjustments to the Post-Closing Financial Statements to make them consistent with the audited financial statements prepared in connection with the Closing with regard to included expenses, including without limitation stock based compensation. Post-Closing EBITDA may also be impacted by the provisions of the side letter required under Section 7.10(b).
     “Closing EBITDA” shall mean EBITDA for the period from April 1, 2009 to the Closing Date based on the Final Financial Statements.
     (c) Dispute of Final and Post-Closing Financial Statements
     (i) The Final Financial Statements will be binding on Buyer and the Post-Closing Financial Statements will be binding on Sellers unless the recipient presents to the preparing party written notice of disagreement within 10 Business Days after receipt of the respective financial statements specifying in reasonable detail the basis for such disagreement. Any undisputed amounts will be paid within the time otherwise required by this Agreement.

     (ii) The parties will attempt in good faith during the 30 days immediately following receipt of a timely notice of disagreement to resolve any disagreement with respect to the financial statements in question. All reasonable requests for information made by one party to the other will be honored. The recipient and its accountants will be given reasonable access to the books and records of the preparing party that are necessary to confirm the financial statements in question and the underlying details supporting such financial statements. All negotiations pursuant to this subsection are confidential and will be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.
     (iii) If, at the end of the 30 day period referenced in subsection (c)(ii) above, the parties have not resolved all disagreements with respect to the financial statements in question, then the disputes regarding the amounts remaining in dispute shall be submitted to Deloitte & Touche LLP’s Edmonton office (the “Arbitrators”) within ten days after the expiration of the 30 day period referenced in subsection (ii). Each party shall execute, if requested by the Arbitrators, a reasonable engagement letter. All fees and expenses relating to the work, if any, to be performed by the Arbitrators shall be payable pro rata, 50% by Sellers and 50% by Buyer. The Arbitrators shall act as an arbitrator to determine, based solely on the provisions of this subsection and the presentations by Buyer and Sellers, and not by independent review, only those issues still in dispute and only as to whether such amounts were arrived at in accordance with this Agreement. The Arbitrators’ determination must be made within 30 days of their selection, must be set forth in a written statement delivered to Buyer and Seller and shall be final, binding and conclusive on the parties. If the Arbitrators determine that there was an error in the financial statements in question, then the adjustments as determined by the Arbitrators shall be final and binding on the parties such adjustments accordingly made. Either party shall make any cure payments due to the other party as a result of this adjustment promptly taking into account any undisputed amounts previously paid.
     1.4 Closing. Subject to the terms and conditions hereof, the consummation of the sale and purchase of the Business and the Assets provided for herein (the “Closing”) shall take place on the next Business Day or as soon as practicable after the favorable vote (i.e. the favorable vote of shareholders present in person or by proxy at the Special Meeting (as defined below) holding at least 66 2/3% of PowerComm’s outstanding common shares) of PowerComm’s shareholders passing the Special Resolution (as defined below) contemplated by this Agreement (the “Closing Date”) at the offices of Winstead PC, in Houston, Texas, at 9:00 a.m. local time, or at such other place or time upon which Buyer and PowerComm may mutually agree in writing. At the option of the parties to this Agreement, documents to be delivered at the Closing may be delivered to the place of Closing by facsimile transmission or by Personal Document Format (“PDF”) on the Closing Date, and the original documents shall be delivered to the place of Closing on the first business day following the Closing Date. At the Closing, Buyer shall pay the Initial Purchase Price Payment to PowerComm, for itself and on behalf of the other Sellers, by wire transfer in immediately available Canadian funds to one or more accounts specified by PowerComm, for itself and on behalf of the other Sellers, in a notice of wire instructions provided to Buyer within a reasonable time before the Closing Date. Buyer and each Seller shall further deliver or cause to be delivered such other documents, certificates and opinions required to be delivered by such party pursuant to Articles 7 and 8 hereof, and shall provide proof or indication of the satisfaction or waiver of each of the conditions set forth in Articles 7 and 8 hereof to the extent such party is required to satisfy or obtain a waiver of such condition.
     1.5 Payment or Assumption of Liabilities. Buyer shall assume only those liabilities of the Sellers set forth on Schedule 1.5 (the “Assumed Liabilities”) on the Closing Date and shall in its sole and absolute discretion perform such Assumed Liabilities in accordance with their terms or otherwise arrange for their discharge or satisfaction. Except for the Assumed Liabilities, Buyer shall not assume nor agree to pay, perform or discharge any debts, obligations or liabilities of any Seller of any kind or nature, whether or not such debts, liabilities or obligations related to or arose out of the conduct of the Business or the operation of the Assets, whether accrued, absolute, contingent or otherwise, whether due, to become due or otherwise, whether known or unknown, which liabilities and obligations, if ever in existence, shall continue to be liabilities and obligations of each Seller, including, without limitation, the following debts, liabilities and obligations (the “Excluded Liabilities”):
     (a) Violation of Representations, Etc. Debts, obligations or liabilities which arise or exist in violation of any of the representations, warranties, covenants or agreements of any Seller contained in this Agreement or in any statement or certificate delivered to Buyer by or on behalf of Seller on or before the Closing Date pursuant to this Agreement or in connection with the transactions contemplated hereby.
     (b) Contingent Liabilities. Contingent liabilities of any Seller of any kind arising or existing before, on or after the Closing Date, including without limitation claims, proceedings or causes of action which currently exist or hereafter arise based on facts and circumstances existing on or before the Closing Date.
     (c) Taxes Due on Sale. Debts, obligations or liabilities of any Seller for any Canadian, provincial, municipal, U.S. federal, state county, local, foreign or other income, or transfer taxes or assessments (including interest and penalties thereon, if any) of any kind whatsoever (with the exception of any goods and services tax (“GST”) imposed by Part IX of the Excise Tax Act (Canada) or provincial sales taxes which may be applicable) arising from, based upon or related to the sale, transfer or delivery of the Business or the Assets pursuant to this Agreement or otherwise, which taxes shall be solely the responsibility of such Seller, whether arising or resulting from this transaction or otherwise.
     (d) Other Taxes. Debts, obligations or liabilities of any Seller, whether absolute, accrued, contingent or otherwise, for (i) Canadian, U.S. federal, provincial and state income taxes, (ii) franchise taxes (including interest and penalties thereon, if any) and (iii) any other taxes of any Seller, including payroll taxes.
     (e) Employee Plans. Debts, obligations or liabilities arising under any plan, contract, commitment, program, policy, pension plan, trust, arrangement or practice maintained or contributed to by any Seller or Subsidiary (as defined in Section 2.3 below)

providing employee or like benefits or rights to any employee, former employee, director, officer, consultant or agent of any Seller arising from events occurring at any time through and including the Closing Date, including: (i) any profit-sharing, deferred compensation, bonus, share option, share purchase, security appreciation, pension, retainer, consulting, retirement, severance, employment, welfare or incentive plan, overtime agreements, contract, agreement, commitment, program, policy, arrangement or practice, and (ii) any plan, contract, commitment, program, policy, arrangement or practice providing for “fringe benefits” or perquisites including benefits relating to automobiles, clubs, vacation, child care, parenting, sabbatical or sick leave and medical, dental, hospitalization, life insurance and other types of insurance, together with any and all amendments made thereto from time to time (hereinafter referred to as “Plans”).
     (f) Excluded Employees. All debts, liabilities and obligations for salary, bonus, employer and employee source deduction and employee income tax, vacation, overtime and severance pay, and other compensation of any kind whatsoever under Plans of each Seller and each Subsidiary relating to the employment of those employees listed in Schedule 1.5F and any Employee who does not accept Buyer’s offer of employment referred to in Section 5.14 (collectively, the “Excluded Employees”).
     (g) Personal Injury, Products Liability and Recall Claims. Debts, expenses, obligations or liabilities of any Seller arising out of any claim for personal injury (including third parties or employees), property damage, product recall, product liability or strict liability, arising from events (including the shipment of goods) occurring on or before the Closing Date (whether or not such claim is then asserted).
     (h) Infringements. Any liability or obligation of any Seller arising out of any wrongful or unlawful violation or infringement of any intellectual property right of any person or entity occurring on or before the Closing Date.
     (i) Indebtedness; Intercompany Obligations. Any indebtedness or liability of any Seller to any Affiliate or related party of such Seller “Affiliate” means any individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind (each, a “Person”) that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with a Person and including, for purposes of the Sellers, AWG.
     (j) Litigation. Debts, expenses, obligations or liabilities of any Seller arising out of any claim, action, suit, arbitration, or proceeding pending as of the Closing Date, arising out of or relating to matters or events occurring on or before the Closing Date or relating to or secured by, as of the Closing Date, the Excluded Assets.
     (k) Environmental. Debts, expenses, obligations or liabilities arising out of (i) any Environmental Claim (as defined in Section 2.25 below) with respect to the conduct of the Business or the operation of the Assets on or before the Closing Date and (ii) any expenses voluntarily or involuntarily incurred relating to investigations, removal, cleanup or remediation of any Contaminant (as defined in Section 2.25 below) present at or otherwise arising out of any of Seller’s operations of the Facilities on or before the Closing Date.

     (l) Employment. Debts, expenses, obligations, or liabilities of any Seller arising out of or related to any claim for alleged breach of any employment agreement, wrongful discharge, collective bargaining agreement or similar claim or claims made by any current or former employee of any Seller relating to periods of employment before the Closing Date, and debts, expenses, obligations, or liabilities of any Seller arising out of or related to any claim for payroll or salary in the ordinary course of business relating to periods on or before the Closing Date.
     (m) Pre-Closing Liabilities. Debts, expenses, obligations or liabilities relating to the operation of the Business and/or the Assets arising out of circumstances existing or events occurring before the Closing Date and which are not specifically assumed by Buyer, including without limitation (i) liabilities or obligations existing as of September 30, 2009 and not reflected in PowerComm’s Financial Statements and (ii) transaction expenses of any Seller including, without limitation, accountant’s and attorneys’ fees incurred in connection with the negotiation or execution of the Letter or this Agreement or any other Definitive Agreement or the transactions contemplated hereby and thereby including the cost of the real property reports and Transfers (as defined below).
     (n) Liabilities Relating to Excluded Assets. Debts, expenses, liabilities or obligations arising out of, relating to or secured by, as of the Closing Date, the Excluded Assets.
     (o) Insurance Premiums. All retroactive insurance premiums with respect to the insurance policies maintained by any Seller before the Closing Date and relating to insurance coverage up to the Closing Date.
     (p) Aged Accounts Payable. Accounts payable that have been outstanding for more than three months as of the Closing Date (“Aged Accounts Payable”), except this shall only apply if the Aged Accounts Payable exceed CDN$100,000 in the aggregate and then, only to the extent that they exceed such amount.
     1.6 Allocation of Purchase Price. Buyer shall prepare and provide to PowerComm such commercially reasonable allocations of the Purchase Price to the Assets as may be necessary for Canadian, provincial, U.S. federal and state income tax reporting purposes; provided that, the Purchase Price will be allocated among the Assets in accordance with the methodology set forth in Schedule 1.6. The parties to this Agreement shall not take any position or action inconsistent with such allocation.
     1.7 Public Announcements. Before making any public announcements with respect to this Agreement or the transactions contemplated hereby, PowerComm and Parent shall each consult with the other parties hereto and use good faith efforts to agree upon the text of a joint announcement to be made by PowerComm and Parent or use good faith efforts to obtain such other party’s approval of the text of any public announcement to be made on behalf of any one party. Notwithstanding the prior sentence, following such good faith efforts, Parent shall be entitled to make such public announcement by press release and/or filing of Form 8-K or other filings under the U.S. Securities Exchange Act of 1934, as amended, as it may, with advice of legal counsel, deem necessary or appropriate to comply with laws or Nasdaq requirements, and PowerComm shall be entitled to make such public announcement by press release and/or filing under Canadian Securities Laws (as defined in Section 2.8 below) as it may, with advice of legal counsel, deem necessary or appropriate to comply with applicable Canadian Securities Laws. Subject to this Section 1.7 and except as otherwise agreed in writing by Buyer and each Seller or required by law or by Nasdaq or TSX requirements, as applicable, each such party shall maintain as confidential the terms and conditions of this Agreement and the transactions contemplated hereby.
ARTICLE 2
REPRESENTATIONS AND WARRANTIES
OF SELLERS
     Each Seller hereby jointly and severally represents and warrants to Buyer that:
     2.1 Organization and Good Standing. Each Seller is a corporation duly organized, validly existing and in good standing under the laws of the Province of Alberta, Canada. Each Seller has all requisite corporate power and authority to own, hold, use and lease its properties and assets and to conduct its business as it is now being conducted. Each Seller is duly qualified as a foreign corporation and is in good standing in all jurisdictions in which the character of the properties and assets now owned or leased by it or the nature of the business now conducted by it requires it to be so qualified. Each Seller has delivered to Buyer true, complete and correct copies of its organizational documents, as amended to the date of this Agreement. Each Seller is a resident of Canada for the purposes of the Income Tax Act (Canada).
     2.2 Capitalization. Schedule 2.2 sets forth the capitalization of each Seller, including all outstanding shares of the share capital and all options, warrants, calls, commitments or other agreements with respect to its share capital. Other than as set forth on Schedule 2.2, there is no existing option, warrant, call, commitment or other agreement with respect to the share capital of any Seller.
     2.3 Subsidiaries and Other Ownership Interests. Except as set forth on Schedule 2.3, none of the Sellers owns or controls, directly or indirectly, shares of capital stock, debt instruments or other securities of any corporation, trust, partnership, limited partnership, joint venture, business association, limited liability company, unincorporated business, proprietorship, business enterprise or other business entity whatsoever. Each of the subsidiaries and joint ventures set forth on Schedule 2.3 (each a “Subsidiary” and collectively the “Subsidiaries”) is a corporation or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction set forth opposite such Subsidiary’s name in Schedule 2.3. Each of the Subsidiaries has all requisite corporate or partnership power and authority to own, hold use and lease its properties and assets and to conduct its business as it is now being conducted. Each of the Subsidiaries is duly qualified as a foreign corporation and is in good standing in all jurisdictions in which the character of the properties and assets now owned or leased by it or the nature of the business now conducted by it requires it to be so qualified. PowerComm has delivered to Company and Buyer true, complete and correct copies of all relevant organizational documents, as amended to the date of this Agreement, of each of the Subsidiaries. Schedule 2.3 sets forth the capitalization of each of the Subsidiaries, including all outstanding shares of capital stock and all options, warrants, calls, commitments or other agreements with respect to its capital stock or partnership interests, as the case may be. Other than as set forth on Schedule 2.3, there is no (a) existing option, warrant, call, commitment or other agreement with respect to the capital stock or the partnership interests, as the case may be, of any of the Subsidiaries, or (b) shareholder agreement, pooling agreement or voting trust or other similar agreement with respect to the ownership of voting of any of the issued and outstanding shares in the capital of any Seller.
     2.4 Authority of Sellers. Each Seller has all requisite corporate power and authority to enter into, execute and deliver this Agreement and the documents contemplated hereby to be executed by such Seller and to perform the obligations to be performed by such Seller hereunder and thereunder, respectively. The execution, delivery and compliance by each Seller with the terms of this Agreement and the documents contemplated hereby to be executed by such Seller, and the consummation by such Seller of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action by such Seller, subject to passage of the Special Resolution by PowerComm’s shareholders at the Special Meeting. This Agreement has been duly executed and delivered by each Seller, and this Agreement constitutes, and the documents contemplated hereby to be executed by such Seller, upon their execution and delivery as herein provided, will constitute, the legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).
     2.5 No Conflicts. The execution and delivery of this Agreement and the documents contemplated hereby to be executed by each Seller, do not, and compliance by such Seller with the terms hereof and thereof and consummation by such Seller of the transactions contemplated hereby and thereby will not, except as set forth in Schedule 2.6, (a) violate or conflict with any existing term or provision of any law, statute, ordinance, rule, regulation, order, writ, judgment, injunction or decree applicable to such Seller or any of the Subsidiaries; (b) conflict with or result in a breach of or default under any of the terms, conditions or provisions of any of such Seller’s or any Subsidiaries’ organizational documents or any agreement or instrument to which such Seller or any of the Subsidiaries is a party or otherwise subject, or by which such Seller, any of the Subsidiaries, the Business or any of the Assets may be bound; (c) result in the creation or imposition of any Lien upon the Business or any of the Assets; or (d) give to others any right of termination, cancellation, acceleration or modification in or with respect to any agreement or instrument to which such Seller or any Subsidiary is a party or otherwise subject, or by which such Seller, any Subsidiary, the Business or the Assets may be bound or subject.
     2.6 Consents and Approvals. Except as set forth on Schedule 2.6 and subject to passage of the Special Resolution by PowerComm’s shareholders at the Special Meeting, the execution and delivery by each Seller of this Agreement and the documents contemplated hereby to be executed by such Seller, compliance by such Seller with the terms hereof and thereof and consummation by such Seller of the transactions contemplated hereby and thereby do not require such Seller or any Subsidiary to obtain any consent, approval or action of, make any filings with or give any notice to any corporation, person, firm or other entity, or any public, governmental or judicial authority.

     2.7 Title to Properties; Condition. Each Seller has, and upon the sale, assignment, transfer and conveyance of the Assets to Buyer there will be vested in Buyer, good and marketable title to the Assets, free and clear of any Liens other than Permitted Liens. The Assets, the assets of the Subsidiaries and any other assets that are required to be conveyed to or used by Buyer as part of the Business, whether currently owned by any Seller, Subsidiary or related party (collectively, the “Combined Assets”) have been installed, operated and maintained in accordance with accepted industry practice, are free from known defects or defects of workmanship or materials, are suitable for the purposes for which they have been and are being employed in the operation of the Business and are in good operating condition and repair, reasonable wear and tear excepted. Schedule 2.7 includes a list of all leases, operating agreements, maintenance agreements, management agreements, mortgages and other contracts, documents or agreements applicable to the Combined Assets and the Business, and copies of each such document have been provided to Buyer. There are no actual, Pending (as defined below) or, to the knowledge of any Seller, Threatened (as defined below) claims against the Combined Assets that could give rise to a Lien, or acts or incidents which could give rise to any such claims, relating to or arising out of the Combined Assets or the operation of the Business. The Combined Assets constitute all assets, properties and rights necessary, used or useful in or to the Business as presently operated by Sellers and the Subsidiaries and are owned or leased (as set forth in Schedule 2.7) by Sellers or the Subsidiaries and not by any Affiliate of any Seller or Subsidiary or other party. As to each contract that constitutes part of the Combined Assets, such contract is in full force and effect, no notice of cancellation or termination or default has been received by any Seller or Subsidiary and no event or condition has occurred or exists which, with notice or lapse of time or both, would constitute a default thereunder. Except as set forth on Schedule 2.7, the transfer contemplated hereby will not affect the validity or enforceability of such contracts. As to each lease or license the leasehold or licensee’s interest in which constitutes part of the Combined Assets, such lease or license is in full force and effect, no notice of cancellation or termination under any option or right reserved to the lessor or licensor under such lease or license or notice of default has been received by any Seller or Subsidiary and no event or condition has occurred or exists which, with notice or lapse of time or both, would constitute a default thereunder. No Seller or Subsidiary has assigned its interest under any such lease or license or subleased the premises demised thereby or sublicensed the right or license granted thereby. Except as set forth on Schedule 2.7, each Seller has the right to transfer all of its right, title and interest in the leases and licenses included in the Assets without any consent, and the transfer contemplated hereby will not affect their validity or enforceability. The Facilities (as hereinafter defined) have free and uninterrupted access to and from a dedicated public right-of-way through valid and subsisting easements, and such access is adequate for the use being made of the parcel being accessed as the Business is presently conducted. There are no imperfections of title, Liens, security interest, claims or other charges or encumbrances affecting the real property covered by any lease to be assigned to Buyer pursuant to this Agreement. “Pending” shall mean that the described action has commenced and is active as of the relevant date. “Threatened” shall mean that a relevant third party to the described action has indicated a desire or interest in seeking to commence the described action or actions have been taken by such third party to indicate such desire or interest.

     2.8 Securities Filings; Financial Statements.
     (a) PowerComm has previously delivered to Parent and Buyer (i) its Annual Information Form for the year ended March 31, 2009 (“AIF”) as filed with the System for Electronic Document Analysis and Retrieval of the Canadian Securities Administrators (“SEDAR”), (ii) its Audited Consolidated Financial Statements as of and for March 31, 2009 as filed with SEDAR and (iii) all other documents filed by PowerComm with SEDAR under relevant Canadian and Alberta securities laws and Toronto Stock Exchange rules and regulations (collectively, “Canadian Securities Laws”) since January 1, 2008. As of their respective dates, such documents complied, and all documents filed by Seller with SEDAR under Canadian Securities Laws between the date of this Agreement and the Closing Date will comply, in all material respects, with applicable requirements of Canadian Securities Laws and did not, or in the case of documents filed on or after the date hereof will not, contain any untrue statement of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since January 1, 2008, PowerComm has filed, and since January 1, 2009, PowerComm has timely filed, and between the date of this Agreement and the Closing Date will timely file, with SEDAR all reports required to be filed by it under Canadian Securities Laws.
     (b) PowerComm has previously delivered to Parent and Buyer true and complete copies of its audited consolidated balance sheets as of March 31, 2007, 2008 and 2009 and its audited consolidated statements of income and cash flows for the years ended March 31, 2007, 2008 and 2009, including the notes relating thereto reflecting the financial position, results of operations and cash flows of PowerComm and its consolidated subsidiaries (collectively the “Audited Financial Statements”). PowerComm has previously delivered to Parent and Buyer true and complete copies of the unaudited consolidated balance sheets of PowerComm as of September 30, 2009 and the unaudited consolidated statements of income and cash flows of PowerComm for the period from April 1, 2009 through September 30, 2009, including the notes relating thereto reflecting the financial position, results of operations and cash flows of PowerComm and its consolidated subsidiaries (collectively the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements and all detailed schedules provided with respect thereto, including without limitation schedules with respect to accounts payable, accounts receivable, accrued liabilities, inventory, fixed assets, prepaid expenses and other assets and liabilities, are true and correct in all material respects and, taken as a whole, fairly present, in accordance with Canadian GAAP consistently applied, the consolidated financial position of PowerComm as of the dates indicated and the consolidated results of operations and cash flows of PowerComm for the periods then ended. There are no liabilities, contingent or definite, and no assets of any Seller that are not accounted for in the Financial Statements and such detailed schedules, except assets acquired and liabilities incurred after March 31, 2009 in the ordinary course of business and consistent with past practice and liabilities of a nature not required under Canadian GAAP to be accounted for in financial statements. Since March 31, 2009, no event, condition or circumstance has occurred, arisen or existed that requires or required, as the case may be, any Seller to (i) eliminate profits previously recognized for accounting purposes by such

Seller or (ii) adjust downward the future profits to be recognized for accounting purposes by such Seller, with respect to any contract which has a fixed revenue component, in either case in order to comply with Canadian GAAP (including the percentage-of-completion method of accounting) and involving an amount exceeding CDN$25,000 in the aggregate.
     2.9 Customary Business Practice. No Seller or Subsidiary and no officer or director of any Seller or Subsidiary acting on behalf of such Seller or Subsidiary or, to any Seller’s knowledge, any employee or agent of any Seller or Subsidiary acting on behalf of such Seller or Subsidiary has made or authorized the making of, directly or indirectly, any offer, payment or promise to pay any money or give anything of value to (a) any official or employee of a Governmental Body, (b) any political party or official thereof or any candidate for political office or (c) except entertainment usual or customary in the industry and gifts of nominal value, any customer, supplier, or competitor of any Seller or Subsidiary, or any employee, officer or director thereof in order to assist such company in obtaining or retaining business for or with, or directing business to, any person, nor engaged in any other practice (including without limitation violation of any antitrust law or law regulating minority business enterprises), which would be likely to subject the Business to any damage or penalty in any civil, criminal or governmental litigation or proceeding or which would be likely to be used as the basis for termination or modification of any material contract, license or other instrument related to the Business to which Seller or any Subsidiary is a party. For purposes hereof, the term “Governmental Body” shall mean any court or any foreign or domestic federal, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality.
     2.10 Absence of Certain Changes or Events. Except as set forth on Schedule 2.10, there has not been, occurred or arisen any of the following as they relate to the Business or the Assets since March 31, 2009:
     (a) any transaction by any Seller or Subsidiary except in the ordinary course of business;
     (b) any capital expenditure by any Seller or Subsidiary in excess of CDN$10,000;
     (c) any change in, or any event, condition or state of facts of any character peculiar to the Assets or the operation of the Business that individually or in the aggregate adversely affects the Business or the Assets by at least CDN$25,000, or that affects the validity or enforceability of this Agreement;
     (d) any destruction, damage, or loss suffered by the Business or with respect to any Asset (whether or not covered by insurance) in an amount of at least CDN$25,000;
     (e) any declaration, setting aside, or payment of a dividend or other distribution or commitment, obligation or other agreement made with any party with respect to the payment of any dividend or the making of any distribution in respect of any of the capital stock of any Seller or Subsidiary, or any direct or indirect redemption, purchase, or other acquisition by any Seller or Subsidiary of any of its capital stock;

     (f) any increase in the salary or other compensation, including without limitation all wages, salaries and benefits under Plans payable or to become payable by any Seller or Subsidiary to any of its current or former (1) officers, (2) directors, or (3) employees with a base salary of greater than CDN$80,000, or the declaration, payment or commitment or obligation of any kind for the payment by any Seller or Subsidiary of a bonus or increased or additional salary or compensation to any such person;
     (g) any sale, lease or other disposition of any Asset with a value in excess of CDN$5,000;
     (h) any mortgage, pledge, or other encumbrance of any Asset with a value in excess of CDN$25,000;
     (i) any forgiveness of any debt owed to any Seller or Subsidiary;
     (j) any amendment or termination of any contract, agreement or license to which any Seller or Subsidiary is a party or to which any of the Assets are subject, except in the ordinary course of business;
     (k) any breach of the terms of any contract or agreement that is material to the Business;
     (l) any commencement, notice of commencement or threat of commencement of any litigation or any governmental proceeding against or investigation of any Seller or Subsidiary or the affairs of any Seller or Subsidiary;
     (m) any issuance or sale by any Seller or Subsidiary of any Seller’s or Subsidiary’s capital stock of any class (other than pursuant to the exercise of stock options of PowerComm granted prior to March 31, 2009), or of any other of their securities or other ownership interest, or any commitment, obligation or agreement to do so;
     (n) any liabilities that have not been disclosed in the Financial Statements, other than those incurred in the ordinary course of business since March 31, 2009;
     (o) any waiver or release of any right or claim of any Seller or Subsidiary;
     (p) any amendment to any Canadian, federal, provincial, municipal, local, foreign or other tax returns or reports that have been filed by any Seller or Subsidiary in any jurisdiction;
     (q) any labor trouble or claim of wrongful discharge or other unlawful labor practice or action;
     (r) any transactions by any Seller or Subsidiary with an Affiliate or related party;

     (s) any change by any Seller in accounting methods or principles applicable to the Business or the Assets that would be required to be disclosed under generally accepted accounting principles;
     (t) any borrowing of funds, agreement to borrow funds or guarantee by any Seller or Subsidiary affecting or relating to the Business and/or the Assets, or any termination or amendment of any evidence of indebtedness, contract, agreement, deed, mortgage, lease, license or other instrument to which any Seller or Subsidiary is bound or by which any of the Assets is bound or to which any of the Assets is subject other than in the ordinary course of business consistent with past practices;
     (u) any payment for executive or similar perquisites, such as automobile expenses, sports tickets or the payment of any expense reports of any employee of any Seller or Subsidiary not accurately documented by legible and appropriate receipts; or any direct or indirect distribution of cash or other assets and benefits to any officer of any Seller or Subsidiary except for normal payments of salary and other compensation benefits and reimbursement for business expenses in a manner consistent with the past practices of any Seller or Subsidiary;
     (v) any acquisitions of any assets with a value in excess of CDN$25,000 by any Seller or Subsidiary without the prior written approval of Buyer;
     (w) any entry into any commitment of any kind, or the occurrence of any event giving rise to any contingent liability not covered by the foregoing that would have an adverse effect on any Seller or Subsidiary, the Assets or the Business in excess of CDN$25,000;
     (x) any discretionary contributions to any Plans; or
     (y) any contract, commitment or agreement to do any of the foregoing.
     2.11 Absence of Defaults. Except as set forth on Schedule 2.11, no Seller or Subsidiary is in default, and no event has occurred which with notice or lapse of time or both would constitute a default, in any way under any term or provision of any agreement or instrument to which any Seller or Subsidiary is a party or by which any Seller or Subsidiary is bound that relates to or would affect the Business or by or to which any of the Assets is bound or subject or that could adversely affect the ability of any Seller to consummate the transactions contemplated hereby. No Seller or Subsidiary has taken any action in violation of the Letter.
     2.12 Compliance with Laws. There has been no failure by any Seller or Subsidiary to comply with any Canadian, U.S. federal, Canadian provincial, U.S. state, local or any other applicable jurisdiction’s law, statute, ordinance, rule or regulation in any respect that could have an adverse effect on Buyer’s ability to conduct normal operations of the Business with the Assets after the Closing or on the ability of any Seller to consummate the transactions contemplated hereby. No Seller or Subsidiary currently undertakes any business practices in relation to the Business or the Assets that would constitute a violation of the U.S. Foreign Corrupt Practices Act (“FCPA”) if any Seller or Subsidiary were subject to the FCPA, the Corruption of Foreign Public Officials Act, SC1998, c34, as amended (“CFPOA”). No Seller or Subsidiary has engaged in any activity in relation to the Business or the Assets that would constitute a breach of any section of the Criminal Code (Canada) that prohibits the bribery of officials or agents.
     2.13 Tax Returns and Reports. Each Seller and Subsidiary has duly and timely filed all Canadian, federal, provincial, municipal, U.S. federal, state, local and foreign Tax reports and Tax Returns (including pursuant to extensions) with the appropriate governmental agencies in all jurisdictions in which such Tax Returns and reports are required to be filed, all such Tax Returns and reports were materially correct as filed and each Seller and Subsidiary has duly and timely paid all Taxes shown thereon or otherwise claimed to be due. Each Seller and Subsidiary has duly withheld and, if payable, paid all Taxes which it is required to withhold from any payment, including, without limitation, payments of dividends to non-resident shareholders and payments relating to, compensation paid to employees of such Seller or Subsidiary employed by such Seller or Subsidiary in connection with the Business. No Seller or Subsidiary has received any notice of assessment or proposed assessment by the Canada Revenue Agency (“CRA”), Internal Revenue Service (“IRS”) or any other taxing authority in connection with any Tax Returns and there are no Pending Tax examinations of any Tax Returns of or Tax claims in respect of the Tax Returns asserted against any Seller, Subsidiary or their properties. There has been no disregard of any applicable statute, regulation, rule or revenue ruling in the preparation of any Tax Return applicable to any Seller or Subsidiary. There are no Tax Liens on any of the Assets except for Liens for current Taxes not yet due and payable. There is no basis for any additional assessment of any Taxes, penalties or interest with respect to any Seller or Subsidiary. No Seller or Subsidiary has waived any law or regulation fixing, or consented to the extension of, any period of time for assessment of any Taxes which waiver or consent is currently in effect. All sales Taxes applicable to sales made by the Sellers have been properly collected and remitted to the appropriate authority in a timely manner. The Sellers are registered for purposes of the Goods and Services Tax under the Excise Tax Act (Canada) and their registration numbers are: •. As used in this Agreement, “Tax” or “Taxes” means all income, gross receipts, sales, capital, transfer, use, employment, payroll (including, without limitation, employment insurance and Canada Pension Plan contributions), franchise, profits, ad valorem, property, excise, sales goods and services, harmonized sales or other taxes, fees, stamp taxes and duties, assessments or charges of any kind whatsoever (whether payable directly or by withholding), together with all interest and all penalties, additions to tax or additional amounts imposed by any taxing or other authority with respect thereto and “Tax Return” means all Tax returns and forms required to be filed or furnished with respect to the Assets or the Business.
     2.14 Litigation. (a) Except as set forth on Schedule 2.14, there are no actions, claims, suits, investigations, inquiries or proceedings Pending against any Seller or Subsidiary or against any of the Assets or, to any Seller’s knowledge, Threatened against any Seller or Subsidiary or against any of the Assets, at law or in equity, in any court, or before or by any Canadian, U.S. federal, Canadian provincial, U.S. state, municipal or other governmental department, commission, board, bureau, agency or other instrumentality which could be expected to (i) affect the validity or enforceability of this Agreement or the documents contemplated hereby to be executed by Sellers, (ii) restrict the continuing transaction of business with the customers of the Business, (iii) delay consummation of the transactions contemplated hereby or (iv) establish a Lien against any of the Assets; (b) no Seller or Subsidiary is in violation of any order, decree, judgment, award, determination, ruling or regulation of any court, governmental department, commission, board, bureau, agency or other instrumentality, the result of which violation individually or violations in the aggregate has had or could be expected to have an adverse effect on the Business or the Assets or could be expected to (i) affect the validity or enforceability of this Agreement or the documents contemplated to be executed by Sellers, (ii) restrict the continuing transaction of business with the customers of the Business or the documents contemplated hereby to be executed by Sellers, (iii) delay consummation of the transactions contemplated hereby; or (iv) establish a Lien against any of the Assets; and (c) except as set forth on Schedule 2.14, no Seller has given any warranties in connection with the sale of goods or services on or prior to the date hereof except for implied warranties by operation of law. No Seller has knowledge of any facts or the occurrence of any event forming the basis of any present claim against any Seller with respect to products manufactured, sold, maintained or installed by any Seller or any services performed by any Seller in respect thereof on or prior to the date hereof.
     2.15 Customers and Suppliers. Schedule 2.15 lists the names and addresses of the customers and suppliers of each Seller and Subsidiary since March 31, 2007 for each such customer or supplier with an aggregate financial value for such period equal to or over CDN$100,000 to any Seller’s knowledge. The relationships of each Seller and Subsidiary, as applicable, with the customers and suppliers listed in Schedule 2.15 are satisfactory to such Seller, and no Seller or Subsidiary is aware of any significant unresolved disputes with any of such customers or suppliers. Except as set forth on Schedule 2.15 since March 31, 2008, no customer or supplier has modified or notified in writing any Seller or Subsidiary or any of their representatives of its intent to not renew or to cancel, limit or modify its relationship with such Seller or Subsidiary, as applicable, with respect to any relationship with an aggregate value of at least CDN$100,000. No Seller or Subsidiary has shared or provided copies of their customer lists with, nor transferred any customer files of the Business to, any party at any time prior to the Closing and shall not transfer copies of any such lists or filed to any party after the Closing.
     2.16 Accounts Receivable and Accounts Payable.
     (a) Schedule 2.16A sets forth an accurate list of the accounts and notes receivable of each Seller and Subsidiary outstanding as of September 30, 2009, including an accurate aging of all such accounts and notes receivable due in 30-day aging categories. Receivables from and advances to employees are as of such date separately identified on Schedule 2.16A. The accounts and notes receivable of each Seller and Subsidiary reflected in the Financial Statements and all such accounts and notes receivable arising thereafter and on or before the Closing Date on Schedule 2.16A arose from bona fide transactions in the ordinary course of business. The trade and other accounts and notes receivable of each Seller and Subsidiary which are classified as current assets on the Financial Statements and/or Schedule 2.16A are bona fide receivables, are stated in accordance with Canadian GAAP and are fully collectible after giving effect to any bad-debt reserves expressly set forth in the Financial Statements. No counterclaims or offsetting claims with respect to such accounts and notes receivables are Pending nor, to any Seller’s knowledge, Threatened.
     (b) Schedule 2.16B sets forth an accurate list of all accounts payable of each Seller and Subsidiary as of September 30, 2009. All the accounts and notes payable reflected in the Financial Statements, and all accounts and notes payable arising thereafter and before the date hereof arose from bona fide transactions in the ordinary course of business and are stated in accordance with generally accepted accounting principles. Such accounts and notes payable (i) have either been paid, (ii) have not been outstanding for greater than three months, (iii) are not yet due and payable under the standard procedures of PowerComm for payment of accounts and notes payable, which procedures have been furnished to Buyer, or (iv) are being contested by a Seller or Subsidiary, as applicable, in good faith, details of which have been provided to Buyer.
     2.17 Inventories. The inventories of each Seller and Subsidiary consist and on the Closing Date will consist of raw materials, goods in process and finished goods, that are useable and saleable in the ordinary course of business of each Seller and Subsidiary, and are not commercially unreasonable in kind or amount in light of such business. All inventories are carried, and on the Closing Date will be carried, on the books of each Seller and Subsidiary at the lower of cost or market in accordance with Canadian GAAP and pursuant to PowerComm’s existing inventory valuation policy taking into account the impact of any obsolete inventory. Other than with respect to Sellers’ relationship with HSBC, no items included in inventory of any Seller or Subsidiary are or will be pledged as collateral or are held by such Seller or Subsidiary on consignment from others. No Seller or Subsidiary is committed as of the date hereof, and will not be committed as of the Closing Date, to purchase inventories in amounts greater than are required in the ordinary course of its business. With respect to inventories in the hands of suppliers for which any Seller or Subsidiary will be committed as of the Closing Date, such inventories on the Closing Date will be usable in the ordinary course of business as presently being conducted.
     2.18 Employee Plans. Schedule 2.18 identifies each Plan. A true and complete copy of each Plan has been furnished to the Buyer. Each Plan has been maintained in compliance with its terms and with the requirements prescribed by all applicable laws, and all employee data in the records respecting the Plans is correct. Each Seller and Subsidiary has delivered to the Buyer the actuarial valuations, if any, prepared for each Plan during the past three (3) years. All contributions to and payments from each Plan that may have been required to be made in accordance with the terms of such Plan or applicable laws have been made in a timely manner, and any required withholdings under the Plan have been made. All of the foregoing, including any accruals, have been properly reflected on the Financial Statements. All reports, returns and similar documents (including applications for approval of contributions) with respect to any Plan, required to be filed with any governmental authority and/or distributed to any Plan participant, have been duly filed and/or distributed in a timely manner. There are no Pending investigations by any governmental authority or regulatory agency or authority involving or relating to any Plan, no pending or, to any Seller’s knowledge, Threatened claims (except for claims for benefits payable in the normal operation of the Plan) against any Plan or asserting any rights or claims to benefits under any Plan that could reasonably be expected to give rise to liability having a material adverse effect, nor any facts that could reasonably be expected to give rise to any liability having a material adverse effect in the event of such claims. No Seller or any Subsidiary has received notice of any complaints or claims, or other proceedings of any kind involving any Seller or any Subsidiary or made to or before any pension board or committee relating to any Plan or to the Business or the Assets. The assets of each Plan are at least equal to the liabilities of such Plan based on the actuarial assumptions utilized in the most recent valuation performed by the actuary for such Plan, and neither the Buyer nor any of its current or former directors or officers, will incur any liability with respect to any Plan as a result of the transaction contemplated by any of the Definitive Agreements. No Seller nor any Subsidiary nor any of their respective agents have breached any fiduciary obligations with respect to the administration of the Plans. No amendments have been made to the Plans and no improvements to the Plans will be made or promised prior to the Closing Date without the written consent of the Buyer, acting reasonably.
     2.19 Contracts and Commitments. Schedule 2.19 contains a true, complete and correct list (and Sellers have previously delivered to Parent and Buyer true, complete and correct copies) of all of the following documents or agreements, or summaries of material oral agreements or understandings, which have financial obligations of at least CDN$50,000, to the extent applicable, relating to the Business or the Assets to which, on the date of this Agreement, any Seller or Subsidiary is a party, or which relate to or affect any Seller or Subsidiary and the Business, the Assets or the transactions contemplated hereby and all documents or agreements which may require any action or consent in connection with such transactions, as they may have been amended to the date hereof:
     (a) any written employment or consulting agreement, contract or commitment with any employee, officer or director or any contract or agreement with other consultants;
     (b) any agreement, contract or commitment with any party containing any covenant limiting the ability of any Seller or Subsidiary or any employee of any Seller or Subsidiary to engage in business or to compete in any location or with any person;
     (c) any partnership or joint venture agreement with any party or any arrangements with any party with respect to the sharing of or in the profits or revenues of any Seller or Subsidiary, including without limitation any licensing or royalty agreements;
     (d) any agreement or instrument relating to the borrowing of money, or the direct or indirect guarantee of any obligation for, or an agreement to service the repayment of, borrowed money or any other contingent obligations in respect of indebtedness of any other party (other than an indemnification of directors and officers in accordance with the by-laws of any Seller or applicable law);
     (e) any agreement, contract or commitment relating to the future disposition or acquisition of any investment in any party or of any interest in any business enterprise involving the Business or the Assets;
     (f) any contract or commitment for capital expenditures or the acquisition or construction of fixed assets;
     (g) any contract or commitment for the sale or furnishing of materials, supplies, merchandise, equipment or services (including, for each such contract, a description of the percentage of completion and expected additional hours, resources and costs necessary to complete such services, if applicable);

     (h) any written agreement, instrument or other arrangement, or any unwritten agreement, contract, commitment or other arrangement, between or among any Seller or Subsidiary and any of the Affiliates of parties related to any Seller or Subsidiary;
     (i) any contract which grants to any person a preferential right to purchase any of the assets of any Seller or Subsidiary;
     (j) any contract, agreement or commitment with respect to the discharge or removal of a Contaminant (as defined in Section 2.25 below) other than in the ordinary course of business;
     (k) any contract, agreement or instrument containing obligations of confidentiality; and
     (l) any other agreement or instrument not made in the ordinary course of business.
There is no course of dealing, waiver, side agreement, arrangement or understanding applicable to any such contract of any Seller or Subsidiary.
     2.20 Patents, Trademarks and Copyrights. Except as set forth on Schedule 2.20, no Seller or Subsidiary, and to Sellers’ knowledge, no officer, director or employee of any Seller, owns or is a licensee or sublicensee of any patents, trademarks, copyrights or other intellectual property rights other than (i) the corporate names that are being sold hereunder; (ii) such rights that are incorporated by the manufacturers into the Assets, without granting any Seller or Subsidiary any specified rights therein; and (iii) software license agreements and related contracts, pursuant to which the payment of all costs, fees and royalties have been duly and timely paid by a Seller or Subsidiary and no event of default has occurred thereunder. There have been no claims made, and no Seller or Subsidiary has received any notice and does not otherwise know or have reason to believe that the operation of the Business or any of the Assets is in conflict with the rights of others. Other than as set forth on Schedule 2.20, there are no other patents, trademarks, copyrights or other intellectual property rights necessary to operate the Business.
     2.21 Insurance. Schedule 2.21A sets forth a true, complete and correct list of all insurance policies of any kind or nature covering any Seller or Subsidiary with respect to the Business and the Assets or any of their directors, officers, employees or other agents that are paid for by any Seller or Subsidiary, including without limitation policies of life, fire, theft, employee fidelity, worker’s compensation, employee health insurance, product liability, property and other casualty and liability insurance, and indicates the type of coverage, name of insured, the insurer, the premium, the expiration date of each policy and the amount of coverage for statutory workers’ compensation, and with respect to whole life insurance policies of officers paid for by any Seller or Subsidiary, the cash surrender value of the policy. Schedule 2.21B sets forth a list of any currently Pending claims and any claims asserted under such policies or similar policies within the last three (3) years. The premiums for the insurance policies listed in Schedule 2.21A have been fully paid. The insurance afforded under such policies or certificates is in full force and effect and will continue to cover any Seller or Subsidiary, as applicable, with respect to the

Business and the Assets through the Closing. True, complete and correct copies of each such policy have been made available to Parent and Buyer. Except as set forth in Schedule 2.21B, none of such insurance policies are subject to retroactive premium adjustment in respect of prior periods. Except as set forth in Schedule 2.21B, no insurance or bond has been refused nor has the coverage of any insurance or any bond been denied, limited or cancelled.
     2.22 Employees. Sellers have provided Buyer with a schedule (the “Employee Schedule”) that identifies all individuals who are full time, part time or casual employees or individuals engaged on contract to provide employment services, or who are sales or other agents or representatives of each Sellers and Subsidiary employed or engaged by or in association with the Business (the “Employees”) as of the date hereof, together with each such Employee’s date of hire, title or classification, and rate of salary, hourly pay, commission and bonus entitlement, expense reimbursement or allowance arrangements (if any) and length of service for each such title or classification. Schedule 2.22 lists each management or employment contract or contract for personal services and a description of any understanding or commitment between any Seller or Subsidiary and any officer, consultant, director, employee, independent contractor or other person or entity. A true and complete copy of any such contracts with an aggregate financial obligation in excess of CDN$50,000 and a description of such understandings and commitments has been delivered to Buyer. As of the Closing Date, no Seller or Subsidiary has previously made, and will thereafter not make, any statement or communication of any kind regarding whether, or the terms and conditions upon which, any such employee may be employed by Buyer.
     The Employee Schedule also identifies an aggregate number of Employees on lay-off other than those in receipt of benefits under applicable laws relating to workers compensation matters, including the Workers Compensation Act (Alberta) and any other equivalent or like laws in each jurisdiction in which a Seller or Subsidiary carries on the Business (“Workers’ Compensation Laws”), who have been absent continually from work for a period in excess of one (1) month, as well as the reason for their absence. The Employee Schedule also lists the aggregate number of Employees in respect of whom any Seller or Subsidiary has been advised by the applicable governmental authority are currently in receipt of benefits under the Workers’ Compensation Laws. There are no complaints, claims or charges outstanding or anticipated, nor any orders, decisions, directions or convictions currently registered or outstanding, by any governmental authority, against or in respect of any Seller or Subsidiary, under or in respect of any applicable laws respecting labor or employment matters, including laws in connection with or relating to equal opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of Taxes, occupational health and safety and plant closings (the “Employment Laws”). Each Seller and Subsidiary is in compliance with all Employment Laws. Without limiting the generality of the foregoing:
     (a) there are no appeals involving any Seller or Subsidiary Pending, or to any Seller’s knowledge, Threatened before or by any governmental authority in respect of Employment Laws, including any Workers’ Compensation Laws;
     (b) all levies, assessments and penalties made against any Seller or Subsidiary pursuant to any Workers’ Compensation Laws have been paid by such Seller or Subsidiary;

     (c) all accruals owing to any Employee in respect of any benefits payable under Employment Laws, including but not limited to vacation and overtime pay (including any benefits or entitlements under any overtime agreements), have been paid and/or satisfied in full;
     (d) there has not been any change in the rating assessments applicable to any Seller or Subsidiary or the Business under any Workers’ Compensation Laws during the past five (5) years, other than as set forth in Schedule 2.22;
     (e) no Seller or Subsidiary has been notified that there is an audit currently being performed in respect of any Seller or Subsidiary by any governmental authority in respect of Employment Laws, including in relation to any applicable Workers’ Compensation Laws;
     (f) all payments required to be made in trust pursuant to any Employment Laws in respect of termination or severance pay have been made or accrued in the financial records of each Seller or Subsidiary;
     (g) no Seller or Subsidiary is a party to or bound by any severance agreement, program or policy, other than as set forth in Schedule 2.22; and
     (h) no Seller or Subsidiary has loaned any amounts to any Employees, other than as set forth in Schedule 2.22.
     2.23 Labor Matters. No Seller or Subsidiary is a party to and has no obligation under any collective bargaining agreement or other labor union contract, white paper or side agreement with any labor union or organization, or any obligation to recognize or deal with any labor union or organization. There are no Pending or, to any Seller’s knowledge, Threatened representation campaigns, elections or proceedings or questions concerning union representation involving any employees of any Seller or Subsidiary engaged in the Business. There are no overt activities or efforts of any labor union or organization (or representatives thereof) to organize any employees engaged in the Business, nor of any demands for recognition or collective bargaining, nor of any strikes, slowdowns, work stoppages or lock-outs of any kind, or overt threats thereof, by or with respect to any of its employees, or any actual or claimed representatives thereof, and no such activities, efforts, demands, strikes, slowdowns, work stoppages or lock-outs occurred during the three year period preceding the date hereof. There are no charges or complaints involving any federal, provincial or local human rights enforcement agency, court or commission; complaints or citations under the Occupational Safety and Health Act (Alberta) or any other federal, provincial or municipal occupational safety act, regulation or code; unfair labor practice charges or complaints with the Canada Industrial Relations Board; or other claims, charges, actions or controversies Pending, or, to any Seller’s knowledge, Threatened or proposed, involving any Seller or Subsidiary and any employee, former employee or any labor union or other organization representing or claiming to represent such employees’ interests, which could adversely affect the Business. Each Seller and Subsidiary is and has heretofore been in compliance in all respects with all laws, rules and regulations respecting employment and employment practices, terms and conditions of employment and wages and hours, the sponsorship, maintenance, administration and operation of (or the participation of its employees

in) employee Plans and arrangements and occupational safety and health programs, and no Seller or Subsidiary is engaged in any violation of any law, rule or regulation related to employment, including unfair labor practices or acts of employment discrimination, which could adversely affect the Business. Other than grievances brought in the ordinary course of business, there are no grievances against any Seller or Subsidiary of which any Seller or Subsidiary has received notice under any collective agreement.
     2.24 Regulatory Filings. Each Seller and Subsidiary has filed all reports, statements, documents, registrations, filings or submissions required, in connection with the operation of the Business or the Assets, to be filed by such Seller or Subsidiary with any Canadian, federal, provincial, municipal or other governmental department, commission, board, bureau, agency or other instrumentality, including the Toronto Stock Exchange and any applicable Canadian provincial securities commission. All such filings complied with applicable law when filed and no deficiencies have been asserted by any such regulatory authority with respect to such filings or submissions.
     2.25 Environmental and Health and Safety Matters.
     (a) As used in this Section 2.25(a) and Section 11.1(b) all terms appearing in initial capitals shall have the meaning given them in Section 2.25(b) hereof. With respect to the Business and the Facilities, (i) the operations of each Seller and Subsidiary comply with all applicable environmental, health and safety statutes, treaties, conventions, rules, ordinances, and regulations in all jurisdictions in which each Seller and Subsidiary conducts business, including without limitation all Environmental Laws applicable to the jurisdictions in which operations are conducted and such operations have not given rise to any Environmental Claims; (ii) none of the operations of any Seller or Subsidiary are subject to any judicial or administrative proceeding alleging the violation of any Environmental Law; (iii) none of the operations of any Seller or Subsidiary are the subject of any federal or state investigation evaluating whether any Remedial Action is needed to respond to a Release of any Contaminant or other substance into the environment; (iv) no Seller or Subsidiary has filed any notice under any Environmental Law applicable to the jurisdiction in which operations of such Seller or Subsidiary are conducted indicating past or present treatment, storage or disposal of a hazardous waste or reporting a Release of a Contaminant or other substance into the environment; (v) no Seller or Subsidiary has any Environmental Claims asserted against it by any Person or contingent liability in connection with any Release of any Contaminant or other substance into the environment, including without limitation any contingent liability for failure to report a Release; (vi) none of the operations of any Seller or Subsidiary involve the generation, transportation, treatment or disposal of hazardous waste, as defined under Environmental Laws, in violation of any Environmental Law applicable to the jurisdiction in which operations of any Seller or Subsidiary are conducted, including without limitation statutes, regulations and laws pertaining to permits and manifests; (vii) no Seller or Subsidiary has disposed of any hazardous waste, Contaminant or substance or other material by placing it in or on the ground or waters of any premises owned, leased or used by any Seller or Subsidiary in violation of any Environmental Law applicable to the jurisdiction in which operations of any Seller or Subsidiary are conducted nor has any lessee or, to any Sellers’ knowledge, prior owner; (viii) no underground storage tanks or surface impoundments are, on any of the locations upon which the operations of any Seller or Subsidiary are conducted, in violation of any Environmental Law applicable to the jurisdiction in which operations of any Seller or Subsidiary are conducted; (ix) no Lien in favor of any governmental authority for (A) any liability under Environmental Laws applicable to the jurisdiction in which operations of any Seller or Subsidiary with respect to the Business are conducted, or (B) damages arising from or costs incurred by such governmental authority in response to a release of a Contaminant or other substance into the environment has been filed or attached to any of the assets of any Seller or Subsidiary or any of the locations upon which the operations of any Seller or Subsidiary with respect to the Business are conducted; and (x) to any Seller’s knowledge, there has been no Release, the occurrence or existence of which has resulted or may reasonably be expected to result in a condition that is an actual or alleged non-compliance, violation, breach or contravention of any Environmental Laws, originating from any property neighboring or adjoining the Leased Property or the Owned Real Property, that has migrated onto, or is migrating toward, any of the Assets, including the Leased Property and the Owned Real Property.
     (b) Other. To any Seller’s knowledge, no building, structure or improvement located on the Owned Real Property is or ever has been, insulated with urea formaldehyde insulation, nor do such buildings, structures or improvements contain any asbestos, or any other substance containing asbestos. Sellers have delivered to Buyer true and complete copies of all environmental audits, evaluations, assessments, studies or tests relating to any real property which Sellers have in their possession.
     (c) Environmental Definitions. Each of the following terms shall have the meaning indicated below:
     “Contaminant” shall mean those substances or materials that are defined as hazardous or toxic or that are regulated by or form the basis of liability under any Environmental Law, including without limitation asbestos, polychlorinated biphenyls (“PCBs”), and radioactive substances, or any other material or substance that constitutes a health, safety or environmental hazard to any person or property.
     “Environmental Claim” shall mean any accusation, allegation, notice of violation, claim (including remediation, removal, response, abatement, clean-up, investigation, reporting and/or monitoring costs), demand, abatement or other order or direction (conditional or otherwise) by any governmental authority or any person for personal injury (including sickness, disease or death), tangible or intangible property damage, damage to the environment, nuisance, pollution, contamination or other adverse effects on the environment, or for fines, penalties or restrictions, resulting from or based upon (i) the existence, or the continuation of the existence, of a Release (including without limitation sudden or non-sudden, accidental or non accidental Releases) of, any migration of, or exposure to any Contaminant, odor or audible noise, into or onto the environment (including without limitation the air, ground, water or any surface) at, in, by, from or related to the Facilities, or any properties adjacent to the Facilities, (ii) the transportation, storage, treatment or disposal of materials in connection with the operation of the Facilities or (iii) the actual or alleged non-compliance, breach, contravention or violation or alleged violation of any statutes, Environmental Laws, ordinances, orders, rules, regulations, Permits or licenses of or from any governmental authority, agency or court relating to environmental matters connected with the Facilities.
     “Environmental Laws” shall mean all federal, provincial or municipal laws (including the common law and principles of equity) relating to health, safety or the environment, including without limitation the Environmental Protection and Enhancement Act (Alberta) (“EPEA”) as these laws have been amended or supplemented, and any analogous provincial or municipal statutes, rules or ordinances and the regulations promulgated pursuant thereto.
     “Facilities” shall mean real and personal property now or ever owned, leased, occupied, controlled or used by any Seller or Subsidiary with respect to the Business, including without limitation the Assets.
     “Permit” shall mean any permit, approval, authorization, license variance, or permission required from a governmental authority under any applicable Environmental Laws.
     “Release” shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration into the indoor or outdoor environment, or into or out of any property owned or leased by any Seller or Subsidiary, including the movement of any Contaminant through or in the air, soil, surface water, groundwater, aquifer or property and including without limitation the meanings of such words as set forth in the Environmental Laws.
     “Remedial Action” shall mean all actions required or voluntarily undertaken to (1) clean up, remove, treat, or in any other way address any Contaminant in the indoor or outdoor environment; (2) prevent the Release or threat of Release, or minimize the further Release of any Contaminant so it does not migrate or endanger or threaten to endanger public health or welfare of the indoor or outdoor environment; or (3) perform pre-remedial studies and investigations and post-remedial monitoring and care.
     2.26 Brokers/Advisors. All negotiations with respect to this Agreement and the transactions contemplated hereby have been carried out by each Seller directly with Buyer, without the intervention of any person on behalf of any Seller or Subsidiary in such manner as to give rise to any claim by any person against Parent or Buyer or any of their Affiliates for a finder’s fee, brokerage commission or similar payment, with the exception of Research Capital Corp. which is the sole responsibility of Sellers.
     2.27 Related Party Transactions. Except as set forth on Schedule 2.27, there are no contracts or arrangements (formal or informal, written or oral) related directly or indirectly to the Business or the Assets between any Seller or Subsidiary and any other persons controlling, under common control with or controlled by any Seller or Subsidiary and no transactions have occurred between any Seller or Subsidiary and such person since March 31, 2009. The Sellers’ sale and the Buyer’s purchase of the Business and Assets as contemplated in this Agreement (the “Transaction”), and any collateral agreements that the Sellers may enter into in relation to this

Transaction, are not “Related Party Transactions” as that term is defined in Multilateral Instrument 61-101 (“MI 61-101”) and MI 61-101 does not otherwise apply to this Transaction.
     2.28 Owned Real Property. In respect of the Owned Real Property, the Sellers jointly and severally represent and warrant that:
     (a) They have received no work order or other notice of building deficiency from any municipality or of any agency thereof or from any other governmental authority whereunder the Sellers are required to cure, repair or rectify any breach or non-compliance of the Owned Real Property or any use thereof with any applicable statute, by-law, regulation, ordinance or order, which has not been cured, repaired, rectified or which will otherwise remain outstanding as at the date hereof;
     (b) The current use of the Owned Real Property complies with the existing municipal land use bylaw; the buildings and other improvements on the Owned Real Property are not placed partially or wholly upon any easement or utility right of way and do not encroach upon the neighboring lands; and the location of the buildings and other improvements on the Owned Real Property complies with all relevant municipal bylaws or relaxations thereof;
     (c) The Sellers, with respect to the Owned Real Property, have never received any notice of, or have been prosecuted for non-compliance with, any environmental laws, nor have the Sellers settled any allegation of non-compliance short of prosecution;
     (d) The Sellers have not received any notice that they are potentially responsible for a federal, provincial or municipal or local clean-up site or corrective action under any Environmental Laws. The Sellers have not received any request for information in connection with any federal, provincial, municipal or local inquiries as to any disposal sites;
     (e) The sale does not constitute, in whole or in part, a “taxable supply” of a “residential complex” in accordance with the terms of the Excise Tax Act (Canada);
     (f) The Sellers have not received any notice of expropriation or intended expropriation relating to the Owned Real Property or any notice of road closure affecting present access thereto;
     (g) Each Seller is a resident of Canada within the meaning of Section 116(5) of the Income Tax Act (Canada); and
     (h) There is no legal action Pending or outstanding relating to the Owned Real Property and no Seller is in breach of any contract with respect to the Owned Real Property.
     2.29 Disclosure. Each response by each Seller by or through its officers, employees or other representatives to inquiries in connection with the due diligence performed by representatives of Parent and Buyer, as revised or updated by subsequent disclosures and this Agreement, was complete and accurate in all material respects. Copies of the most recent versions of all documents and other written information referred to herein or in the schedules that have been delivered or made available to Parent and Buyer are true, correct and complete copies thereof and include all amendments, supplements or modifications thereto or waivers thereunder. Such documents and other written information, collectively, do not omit any material facts necessary, in light of the circumstances under which such information was furnished, to make the statements set forth therein not misleading. Except as expressly set forth in this Agreement and the schedules or in the certificates or other documents delivered pursuant hereto, there are no other facts which will or may reasonably be expected to have any adverse effect on the value of the Business or the Assets.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES
OF BUYER
     Buyer represents and warrants to each Seller that:
     3.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Canada.
     3.2 Authority of Buyer. Buyer has all requisite corporate power and authority to enter into this Agreement and the documents contemplated hereby to be executed by Buyer and to perform the obligations to be performed by Buyer hereunder and thereunder. The execution, delivery and compliance by Buyer with the terms of this Agreement and the documents contemplated hereby to be executed by Buyer, and the consummation by Buyer of the transactions contemplated hereby and thereby have been, or will be before the Closing, duly authorized by all necessary corporate actions by Buyer. This Agreement has been duly executed and delivered by Buyer. This Agreement constitutes, and the documents contemplated hereby to be executed by Buyer upon their execution and delivery as herein provided will constitute the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).
     3.3 No Conflicts. The execution and delivery of this Agreement by Buyer, and the consummation of the transactions contemplated hereby, and the execution and delivery by Buyer of, and the consummation of the transactions contemplated by, the documents contemplated hereby to be executed by Buyer, will not (a) violate or conflict with any existing term or provision of any law, statute, ordinance, rule, regulation, order, writ, judgment, injunction or decree applicable to Buyer so as to materially and adversely affect the ability of Buyer to consummate the transactions contemplated hereby or thereby; (b) conflict with or result in a breach of or default under any of the terms, conditions or provisions of the articles of incorporation or bylaws of Buyer or any agreement or instrument to which Buyer is a party or by which Buyer or any of the assets or properties thereof may be bound or subject, where such breach or default may reasonably be expected to materially and adversely affect the ability of Buyer to consummate the transactions contemplated hereby or thereby; (c) result in the creation or imposition of any Lien upon the assets or properties of Buyer, where such Lien may reasonably be expected to materially and adversely affect the ability of Buyer to consummate the transactions contemplated hereby or thereby; (d) give to others any right of termination, cancellation, acceleration or modification in or with respect to any agreement or instrument to which Buyer is a party, or by which Buyer or any of the assets or properties thereof may be bound or subject, where such termination, cancellation, acceleration or modification of any such agreement or instrument may reasonably be expected to materially and adversely affect the ability of Buyer to consummate the transactions contemplated hereby; or (e) breach any fiduciary duty of Buyer to any person or entity, where such breach may reasonably be expected to materially and adversely affect the ability of Buyer to consummate the transactions contemplated hereby.
     3.4 Consents and Approvals. The execution and delivery by Buyer of this Agreement and the documents contemplated hereby to be executed by Buyer, compliance by Buyer with the terms hereof and thereof, and the consummation by Buyer of the transactions contemplated hereby and thereby, do not require Buyer to obtain any consent, approval or action of, or make any filing with or give any notice to (other than filings and press releases required under applicable securities laws) any corporation, person or firm or other entity or any public, governmental or judicial authority, the failure to obtain which may reasonably be expected to materially and adversely affect the ability of Buyer to consummate the transactions contemplated hereby.
     3.5 Brokers. All negotiations with respect to this Agreement and the transactions contemplated hereby have been carried out by Buyer or its representatives or agents directly with PowerComm, without the intervention of any person on behalf of Buyer in such manner as to give rise to any claim by any person against any Seller for a finder’s fee, brokerage commission or similar payment, with the exception of Hayes Novus which is the sole responsibility of Buyer and Parent.
     3.6 Litigation. There are no actions, claims, suits, investigations, inquiries or proceedings Pending against Buyer or, to Buyer’s knowledge, Threatened against Buyer, at law or in equity, in any court, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or other instrumentality which could reasonably be expected to materially and adversely affect the validity or enforceability of this Agreement or the documents contemplated hereby to be executed by Buyer and Buyer is not in violation of any order, decree, judgment, award, determination, ruling or regulation of any court, governmental department, commission, board, bureau, agency or other instrumentality, where such violation may reasonably be expected to materially and adversely affect the validity or enforceability of this Agreement.
     3.7 GST Registration. Buyer is or will be prior to Closing registered for purposes of the GST.
     3.8 Canadian Assets and Business. Buyer and its Affiliates have no or de minimus assets or business in Canada.

ARTICLE 4
ACTIONS BY SELLERS PENDING CLOSING
     Each Seller shall, between the date hereof and the Closing Date, comply with the provisions of this Article 4, except to the extent that Buyer may otherwise consent in writing or to the extent otherwise required or permitted by this Agreement.
     4.1 Conduct of Business. Each Seller shall and shall cause each Subsidiary to operate the Business only in the usual, regular and ordinary manner and, to the extent consistent with such operation, use its reasonable commercial efforts to maintain, preserve and protect the Assets and the business organization of the Business, all in coordination and cooperation with Parent and Buyer and, to the extent it is within any Seller’s control, shall keep available the services of its present officers and key employees and shall use reasonable commercial efforts to preserve the present relationships with persons having dealings with any Seller or Subsidiary as the same relate to the Business. Each Seller shall not, and shall cause each Subsidiary to not, take any of the actions enumerated in Section 2.10 hereof or enter into any contract of the nature enumerated in Section 2.19 hereof without the prior written approval of the Buyer, such approval not to be unreasonably withheld. In connection with this Section 4.1 and the Agreement generally, Buyer or its representatives or agents may have made or may make suggestions to any Seller, Subsidiary or any of their directors, officers, employees or representatives relating to the operation of the Business and the Assets prior to Closing. All parties acknowledge and agree that the operation of the Business and the Assets through Closing is the sole right and responsibility of each Seller and Subsidiary, subject to the covenants and agreements contained in this Agreement and the other Definitive Agreements. Any liabilities or obligations arising from the operation of the Business and the Assets through the Closing are the sole responsibility of Sellers, including any actions taken by any Seller or Subsidiary or any of their directors, officers, employees or representatives since the date of the Letter at the suggestion or recommendation of Buyer or Parent or any of their representatives or agents.
     4.2 Continued Administration. Each Seller will and will cause each Subsidiary to administer each Plan, including those set forth in Schedule 2.18, in accordance with the provisions of the Plan and applicable laws.
     4.3 Records. Each Seller shall and shall cause each Subsidiary to maintain its books, accounts and records in the usual, regular and ordinary manner.
     4.4 Maintenance of Insurance. Each Seller shall and shall cause each Subsidiary to maintain in full force and effect all of its presently existing insurance coverage described in Schedule 2.21 hereto, or insurance comparable to such existing coverage, and shall cause Buyer to receive the benefit of such coverage from and after the Closing with respect to incidents occurring before the Closing. Each Seller shall cause Buyer to be named as an additional insured and loss payee under such policies effective from the signing of this Agreement.
     4.5 Reports. Each Seller shall deliver to Parent and Buyer copies of all financial statements, reports or analyses with respect to the Business which are prepared or received between the date hereof and the Closing Date promptly after such preparation or receipt and regardless of whether such financial statements, reports or analyses are prepared internally or by third parties. Each Seller agrees that the nature and timing of financial statements, reports and analyses with respect to such Seller which have historically been regularly prepared will not be changed.
     4.6 Additional Disclosure. From the date of this Agreement to and including the Closing Date, each Seller shall, promptly after the occurrence thereof is known to such Seller, advise Parent and Buyer of each event subsequent to the date hereof which causes any covenant of such Seller to be breached or causes any representation or warranty of such Seller contained herein to no longer be true, correct or complete.
     4.7 Taxes. From the date of this Agreement to and including the Closing Date, each Seller shall and shall cause each Subsidiary to timely file all Tax Returns with the appropriate governmental agencies in all jurisdictions in which such returns and reports are required to be filed, and ensure that all Taxes have been properly accrued or paid when due.
ARTICLE 5
COVENANTS OF SELLERS
     Each Seller covenants and agrees with Buyer that:
     5.1 Approvals; Shareholder Meeting and Materials.
     (a) General. Each Seller shall use its reasonable commercial efforts to obtain, shall cooperate with Parent and Buyer in obtaining, and shall cause each Subsidiary to use reasonable commercial efforts to obtain and cooperate in obtaining, as promptly as possible, all approvals, authorizations and clearances of governmental and regulatory bodies and officials required to consummate the transactions contemplated hereby. Each Seller shall provide and shall cause each Subsidiary to provide such other information and communications to governmental and regulatory authorities, as such governmental and regulatory authorities or Parent or Buyer may request and shall use its reasonable commercial efforts to obtain the requisite consents of third parties required to consummate the transactions contemplated hereby. Notwithstanding any other language herein, neither Parent nor Buyer shall be required to make any payment or other concession or to assume any obligation (other than with respect to contracts expressly assumed hereunder) in connection with obtaining such consents.
     (b) Special Meeting Materials. PowerComm shall take all action necessary in accordance with Canadian Securities Laws, other applicable Canadian or provincial laws, PowerComm’s articles and by-laws and any requirements of the Toronto Stock Exchange to duly call, give notice of, convene and hold the Special Meeting, such meeting to be held no later than December 15, 2009, including, without restriction, preparing, filing and mailing the Information Circular, notice of meeting and proxy materials (“Special Meeting Materials”) relating to the Special Meeting, which Special Meeting Materials shall include an explanation to PowerComm’s shareholders that, upon the mutual consent of the parties hereto, this Agreement may be completed without the completion of one or both of the other Definitive Agreements. PowerComm shall deliver to its transfer agent for mailing the Information Circular by no later than November 9, 2009 and consistent with the timeframes required by applicable law and the TSX. PowerComm shall use its reasonable commercial efforts to, if necessary, after the Special Meeting Materials have been mailed, promptly circulate supplemental or amended proxy material and if required in connection therewith, re-solicit proxies. Reference is made to the termination provisions of Sections 12.1(e) and (f) hereof relating to the timing of the Special Meeting Materials and the Special Meeting.
     (i) “Information Circular” means the management information circular that PowerComm needs to prepare, file and mail to its shareholders in respect of the Special Meeting.
     (ii) “Special Meeting” means the special shareholders meeting of PowerComm to be held for the purpose of PowerComm’s shareholders passing the Special Resolution to approve the transactions to which this Agreement and the other Definitive Agreements relate.
     (iii) “Special Resolution” means the special resolution of PowerComm’s shareholders wherein at least 66 2/3% of the votes present in person or by proxy, at the Special Meeting, approve the transaction to which this Agreement and the other Definitive Agreements relate.
     (c) Special Meeting; Board Recommendation. (i) In connection with the Special Meeting Materials above, PowerComm shall duly call, give notice of, convene and hold the Special Meeting by December 15, 2009, (ii) PowerComm’s Board of Directors, unless otherwise required pursuant to applicable fiduciary duties of PowerComm’s Board of Directors to PowerComm’s shareholders (as determined in good faith by such Board of Directors) and subject to the receipt by PowerComm’s board of directors of the Fairness Opinion (as defined below), shall give its unqualified recommendation that PowerComm’s shareholders pass the Special Resolution and (iii) PowerComm shall use reasonable commercial efforts to obtain the passage of the Special Resolution. No withdrawal, modification, change or qualification in the recommendation of the PowerComm Board of Directors shall change the obligation of PowerComm to present this Agreement for adoption at the Special Meeting. PowerComm will give Buyer written notice at least three business days prior to publicly indicating any withdrawal, modification, change or qualification in the recommendation of the Board of Directors. Each Seller shall and PowerComm shall cause each other Seller to cause each such other Seller’s board of directors and shareholders to approve all resolutions applicable to such Seller which are necessary to give full effect to the transactions contemplated by the Special Resolution prior to Closing.
     (d) Amendments to Materials. Except as required by applicable law or regulatory requirements and subject to the penultimate sentence in subsection (c), no amendment or supplement to the Special Meeting Materials shall be made by PowerComm without prior written approval of Buyer (such approval not to be unreasonably withheld or delayed).

     5.2 Compliance with Legal Requirements. Each Seller shall and shall cause each Subsidiary to comply promptly with all requirements which Canadian, federal or provincial law may impose on any Seller or Subsidiary or any of their Affiliates with respect to the transactions contemplated by this Agreement, and will promptly cooperate and cause each Subsidiary to cooperate with and furnish information to Parent and Buyer in connection with any such requirements imposed upon them in connection therewith.
     5.3 Books and Records. Each Seller shall and shall cause each Subsidiary to make its books and records related to the operation of the Business or the Assets available or shall deliver copies thereof to Parent and Buyer during normal business hours for any reasonable business purpose.
     5.4 Investigation by Parent and Buyer. From and after the date hereof and until the Closing Date, each Seller shall permit and shall cause each Subsidiary to permit Parent and Buyer and its counsel, accountants and other representatives reasonable access during normal business hours to all of its properties, books, contracts, commitments and other records including without limitation tax returns, declarations of estimated tax and tax reports, and, during such period, each Seller shall and shall cause each Subsidiary to furnish promptly to Parent and Buyer and their representatives all other information concerning its business, properties and personnel as Parent and Buyer and their representatives may reasonably request; provided, however, that NO INVESTIGATION PURSUANT TO THIS SECTION 5.4 OR OTHERWISE SHALL LIMIT THE EFFECT OF ANY REPRESENTATIONS OR WARRANTIES CONTAINED IN THIS AGREEMENT.
     5.5 Certain Acts or Omissions. Each Seller shall not and shall cause each Subsidiary to not (a) omit to take any action called for by any of their covenants contained in this Agreement, or (b) take any action which they are required to refrain from taking by any of such covenants. Each Seller shall and shall cause each Subsidiary to, before the Closing, cure any violation or breach of any of their representations, warranties or covenants contained in this Agreement which becomes known, occurs or arises subsequent to the date of this Agreement and shall obtain the satisfaction of all conditions to Closing set forth in this Agreement.
     5.6 Change of Corporate Name. Each Seller shall, no later than the first business day following the Closing Date, cause (i) an amendment to such Seller’s articles of incorporation to be filed changing such Seller’s name to a name not in violation of the assignment of right to such Seller’s name as contemplated in Section 1.1 and (ii) all of such Seller’s assumed names to be abandoned, if any, so as not to interfere with the ability of Buyer (or its Affiliates) to use the “PowerComm,” “Redhill Systems,” “Nextron,” “PCG Technical Services,” “PCG,” “Heat Trace Canada,” “Concorde Metal Manufacturing” names or any derivatives thereof. Each Seller shall not and shall cause each Subsidiary to not, directly or indirectly, use the “PowerComm,” “Redhill Systems,” “Nextron,” “PCG Technical Services,” “PCG,” “Heat Trace Canada,” “Concorde Metal Manufacturing” names or any derivative or similar name in any manner or for any reason following the Closing except as may be reasonably necessary to transition the Business and Assets to Buyer. Each Seller shall use its reasonable commerical efforts to cause the Toronto Stock Exchange and any other stock exchange on which the shares of PowerComm may be listed to cease from using the “PowerComm,” “Redhill Systems,” “Nextron,” “PCG Technical

Services,” “PCG,” “Heat Trace Canada,” “Concorde Metal Manufacturing” names or any derivative or similar names.
     5.7 Confidentiality. Other than as required by applicable law or in connection with the preparation of the Information Circular or the holding of the Special Meeting, each Seller shall not and shall cause each Subsidiary to not, before the Closing Date, disclose directly or indirectly or allow any of their respective Affiliates to disclose directly or indirectly to third parties any information that any Seller or Subsidiary has obtained from Parent or Buyer or any of their representatives or agents in connection with this Agreement with respect to Parent or Buyer or any of their representatives, agents or their respective Affiliates, and from and after the Closing Date, each Seller shall not and shall cause each Subsidiary to not disclose directly or indirectly or allow any of its respective Affiliates to disclose directly or indirectly to third parties, nor will any Seller or Subsidiary use for its own benefit or the benefit of any third party or allow any of its Affiliates to use for their own benefit or the benefit of any third party, any trade secrets, customer and supplier lists, marketing arrangements, business plans, projections, financial information, training manuals, pricing manuals, product and service development plans, market strategies, internal performance statistics, business secrets or other information relating to the Business or the Assets or any information that any Seller or Subsidiary has obtained from Parent or Buyer or any of their representatives or agents in connection with this Agreement with respect to Parent or Buyer or any of their respective Affiliates, unless disclosure may otherwise be required pursuant to applicable law or governmental or judicial authority; provided, that the party being required to disclose such information shall notify Parent and Buyer and their representatives and agents promptly after receipt of any disclosure notice to provide Parent and Buyer with an opportunity to legally prevent such disclosure.
     5.8 Real Property. At or before the Closing, the applicable Seller shall furnish Parent and Buyer, at such Seller’s sole cost and expense, with a current real property report and certificate of compliance or other survey otherwise acceptable to Parent and Buyer in their sole and absolute discretion, issued by a reputable surveyor satisfactory to Parent and Buyer for those properties set forth on Schedule 5.8. The applicable Seller shall obtain, at its sole cost and expense on or before the Closing, and shall provide the Parent and Buyer with a registrable transfer of land (the “Transfer”) with respect to the property described on Schedule 1.1D, including the real property and all buildings, improvements and fixtures now or hereafter located or erected in, under or upon such real property. The Owned Real Property purchased by Buyer shall be free and clear of any and all Liens and all rights of parties in possession except for Permitted Liens relating to the Owned Real Property.
     The date of possession and adjustment (the “Possession and Adjustment Date”) shall be the Closing Date. All adjustments of realty taxes, income, rent, prepaid rent, utilities, security, damage or other deposits and interest thereupon and all other matters requiring adjustment in respect of the Owned Real Property shall be made as of the Possession and Adjustment Date.
     5.9 Lloydminster. A Phase 2 Environmental Site Assessment for the property, located at or about 5205-62 Street, Lloydminster, Alberta, conducted by Worley Parsons dated October 8, 2009 (the “2009 Lloydminster ESA”) identifies that there are sodium and chloride exceedances which may represent potential impact from site activities (the “Potential Impact”). Buyer has instructed Worley Parsons, at Buyer’s cost, to proceed with a Phase I, to inspect the sumps for cracks and overall conditions and drill additional boreholes, as required, in and around the building, all with a view to assess the significance of the Potential Impact (the “Lloydminster Further Environmental Diligence Plan”).
     If the Lloydminster Further Environmental Diligence Plan confirms that the Potential Impact constitutes a significant environmental concern that requires remediation, as determined prior to the Closing Date, by “Alberta Environment” of the Alberta Government, then each Seller will, on a joint and several basis, be responsible to perform or cause to be performed forthwith on their behalf, at the sole cost and expense of the Sellers, in accordance with all Environmental Laws, all necessary actions to remediate the Potential Impact, in the manner directed by Alberta Environment (the “Remediation Plan”). If the Lloydminster Further Environmental Diligence Plan confirms that the Potential Impact does not constitute a significant environmental concern that requires remediation, as determined by “Alberta Environment”, then each Seller will be under no further obligation under this Section 5.9.
     The Remediation Plan, if required, shall be implemented by the Sellers after the Closing Date and shall be completed on a schedule required by Alberta Environment. Further, the Sellers shall provide security in a form satisfactory to Buyer, acting reasonably, on or before the Closing Date so as to secure and guarantee that the Sellers’ covenants and agreements pertaining to the Remediation Plan are performed in the manner set forth in this Section 5.9.
     Buyer shall assist and cooperate with the Sellers to the extent required by the Sellers, acting reasonably, to pursue any third parties who have legal responsibility to remediate any of the Potential Impact.
     5.10 Required Financial Statements. Each Seller shall cooperate with Parent and Buyer, including, without limitation, by providing appropriate responses and representation letters to the auditors, in the preparation of such audited and unaudited balance sheets, income statements and other financial statements with respect to the business of such Seller for such fiscal years and interim periods as may be determined by Parent and Buyer, upon the advice of its counsel and independent public accountant, to be required by the rules and regulations of the Securities and Exchange Commission in connection with filings that may be made or may be required to be made by Parent under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and any related rules, regulations or state statutes, rules or regulations, as well as any filings required by any Canadian governmental or regulatory authority.
     5.11 Payments Received Post-Closing. After the Closing, any additional payments received by any Seller or Subsidiary with respect to the Business or the Assets, other than Excluded Assets, shall constitute a portion of the Assets and each Seller shall forward and shall cause each Subsidiary to forward such payments, which may include the endorsed payment instrument by the applicable Seller, to Buyer as soon as practicable but in any event within four (4) business days of the receipt thereof.
     5.12 Contracts; Liabilities. Each Seller shall not and shall cause each Subsidiary to not enter into any contracts or incur any liabilities other than in the ordinary course of business or which do not create obligations for such Seller in excess of CDN$250,000 without the prior written consent of Buyer, such consent to not be unreasonably withheld. Each Seller shall not and shall cause each Subsidiary to not enter into any contracts or transactions with or incur any liabilities to any Affiliates or related parties.
     5.13 No Solicitation. Each Seller shall not, and shall cause each of its Subsidiaries, Affiliates, directors, officers, employees, agents and other representatives (including any financial advisors, attorneys and auditors) not to, (a) solicit, initiate, facilitate, assist or encourage action by, or discussions with, any person, other than Parent or Buyer, relating to the possible acquisition of any Seller or of all or a material portion of the assets or capital stock of any Seller or Seller subsidiary or any merger, reorganization, consolidation, business combination, share exchange, tender offer, recapitalization, dissolution, liquidation or similar transaction involving any Seller or Subsidiary (an “Alternative Transaction”), (b) participate in any negotiations regarding, or furnish information with respect to, any effort or attempt by any person to do or to seek any Alternative Transaction or (c) grant any waiver or release under any standstill or similar agreement. Notwithstanding the foregoing, PowerComm and its Board of Directors shall be permitted, prior to the date on which PowerComm’s shareholders pass the Special Resolution, to engage in discussions or negotiations with, or provide information to, a person who makes an unsolicited bona fide written proposal for an Alternative Transaction if (and only if) (A) no Seller is in breach of its obligations under this Section 5.13, (B) PowerComm’s Board of Directors concludes in good faith (after consultation with outside legal counsel and a financial advisor) that the proposal is reasonably likely to lead to an Alternative Transaction more favorable for PowerComm’s shareholders than the transaction contemplated by this Agreement (including adjustment to the terms and conditions proposed by Parent or Buyer in response to the proposal for the Alternative Transaction), (C) PowerComm’s Board of Directors concludes in good faith (after consultation with outside legal counsel) that the engaging in such negotiations or discussions or the provision of such information is required by the directors’ fiduciary duties under relevant Canadian or provincial law and (D) prior to or concurrently with providing any information or data, the recipient delivers to PowerComm an executed confidentiality agreement with terms substantially similar to those contained in the confidentiality and non-disclosure agreement (the “Confidentiality Agreement”) between PowerComm and Parent dated March 11, 2009. PowerComm shall notify Parent and Buyer promptly, and in any case within 24 hours, of any inquiries, proposals or offers received by, any information requested from, or any discussions or negotiations sought to be initiated or continued with, it or any of its Affiliates, directors, officers, employees, agents or other representatives concerning an Alternative Transaction, indicating, in connection with such notice, the names of the parties and the material terms and conditions of any proposals or offers and, in the case of written materials, providing copies of such materials. PowerComm agrees that it will keep Parent and Buyer informed, on a prompt basis, and in any case within 24 hours of any significant development, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations. Upon execution and delivery of this Agreement, each Seller agrees it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with respect to any potential Alternative Transaction or similar transaction or arrangement and request the return or destruction of all confidential information regarding such Seller previously provided in connection with such activities, discussion or negotiations. Each Seller agrees it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence of this Section 5.13 of the obligations undertaken in this Section 5.13. Notwithstanding the above, a transaction shall not be deemed an Alternative Transaction for purposes of this Section 5.13 if it (i) relates to the acquisition or disposition by or of PowerComm for the sole purpose of utilizing the remaining entity as a “public shell” after the Closing Date, (ii) does not interfere with the transactions contemplated by this Agreement, (iii) is not completed or proposed to be completed prior to the day after the Closing Date and (iv) does not contemplate any vote of PowerComm’s shareholders prior to or concurrent with the Special Resolution relating to this Agreement.
     5.14 Employees.
     (a) Effective as of the Closing Date, Buyer may in its sole, absolute and unfettered discretion extend offers of employment to all or some of the Employees who are employed by any Seller or Subsidiary immediately prior to the Closing Date, subject to any policies of Buyer relating to the hiring of new employees. Buyer expressly reserves for itself the right to evaluate the performance of all new Employees and the staffing level of the Business immediately following their respective hire dates and/or at any point thereafter.
     (b) All terms, including benefits, of each offer to such persons shall be at the same rate of pay or salary, with a comparable or better benefits package, and at the same location as was in effect immediately prior to the Closing Date. In the event that an Employee does not qualify for a component of the benefits package offered by Buyer, then each Seller and Subsidiary agree, at the expense of Buyer, to cooperate with Buyer to allow such Employee to avail himself of the continuation rights, if any, under Sellers’ or Subsidiary’s benefits package. Nothing in this Agreement shall constitute an agreement to assume or be bound by any previous or existing collective bargaining agreement between any Seller or Subsidiary and any representative of the Employees or a guarantee that any Employee to whom an offer of employment may be made shall be entitled to remain in the employment of the Buyer for a specified period of time. For each Employee whom Buyer hires, Buyer shall give credit to such Employee for his or her prior service with a Seller or the Subsidiary, as the case may be as though such service had been provided to Buyer or Parent. An Employee who accepts an offer of employment made by Buyer shall become an employee of Buyer on the day after the Closing Date provided that such Employee timely reports to work for Buyer. Any such Employee who is unable to report to work for Buyer on the Closing Date due to illness, injury or other reason shall remain an employee of such Seller or Subsidiary or until such person reports to work for Buyer, and Buyer may extend an offer of employment to any such Employee, on the terms described above, when such person is able to report to work for Buyer; provided, that such Employee reports to work for Buyer within a reasonable period of time given the applicable circumstances.
     (c) Each Seller and Subsidiary covenants to remain solely responsible for, and shall indemnify and hold Buyer harmless with respect to, all salaries, wages, benefits (including accrued or earned vacation), severance arrangements and all other terms of employment accruing at any time for each Employee who does not become an employee of Buyer.

     (d) On the Closing Date, each Seller and Subsidiary shall terminate the employment of each Employee. Each Seller and Subsidiary covenants to remain solely responsible for, and shall indemnify and hold Buyer harmless with respect to, all salaries, wages, benefits and all other terms of employment for each Employee who becomes an employee of Buyer pursuant to Section 5.14(a) hereof, to the extent accruing prior to the date such person becomes an employee of Buyer and other than obligations included in the Assumed Liabilities.
     (e) Each Seller and Subsidiary shall remain liable and Buyer shall not assume or otherwise have any liability or obligation under pension or other Plans of any Seller or Subsidiary.
     (f) Each Seller and Subsidiary and Buyer agree to cooperate in providing notice to the Employees of the termination of employment with the Seller or the Subsidiary, as the case may be, in conjunction with the offer of employment to the Employees by Buyer, as herein described, and to issue a joint letter of termination and re-hire to the Employees.
     (g) On or before the Closing Date, each Seller and Subsidiary shall have executed and delivered to Buyer, and each Seller and Subsidiary shall use reasonable commercial efforts to obtain for the benefit of Buyer from each of the Excluded Employees, a general release of all claims in form satisfactory to Buyer; provided, that, “reasonable commercial efforts” for purposes of this subsection (g) only shall not be deemed to require any Seller or Subsidiary to make any payment (other than nominal payments) to any such Excluded Employee to obtain such release.
     5.15 Standstill Agreement. Each Seller shall not and shall cause each Subsidiary and each of its and their officers and directors and AWG not to, purchase or sell or enter into any transaction agreeing to purchase or sell, Parent common stock or any derivatives of Parent common stock prior to the Closing.
     5.16 Sales Taxes. The Buyer shall pay all federal and provincial sales Taxes payable in connection with the sale, assignment or transfer of the Assets by the Sellers to the Buyer. Without limiting the generality of the foregoing, the parties shall claim the benefit of any applicable provision of law that allows all or any part of the Assets to be transferred by the Sellers to the Buyer without the payment of such Taxes.
     5.17 GST Election. Each of the Sellers agrees to jointly elect with the Buyer under section 167 of the Excise Tax Act (Canada) to have subsection 167(1.1) of the Excise Tax Act (Canada) applied to the sale under this Agreement. Buyer will file such elections in the manner and within the time prescribed by the Excise Tax Act (Canada).
     5.18 Election in Respect of Accounts Receivable. Each of the Sellers who are transferring accounts receivable hereunder to the Buyer shall jointly execute with the Buyer an election under section 22 of the Income Tax Act (Canada) in the prescribed form, shall designate therein the face value of the accounts receivable transferred and the applicable portion of the Purchase Price as the consideration paid by the Buyer therefor in a manner consistent with the provisions of this Agreement and shall each file two copies of such election with the CRA with their respective returns for the year of the sale in order to make such election.
     5.19 Anti-Corruption Compliance Policy. The appropriate Seller shall cause PowerComm KO LLP to adopt and implement an anti-corruption compliance policy in the form attached as Exhibit B prior to the Closing Date.
     5.20 Accounts Receivable. All accounts receivable which are in existence at the Closing Date are herein called the “Subject Receivables” and shall be dealt with as follows:
     (a) As soon as is reasonably practicable following the Closing Date, Sellers, with such assistance from Buyer as they may reasonably require, will prepare a detailed trial balance of the Subject Receivables and deliver such trial balance to Buyer. With respect to Subject Receivables relating to non-hold back or non-retention contracts, once one hundred and twenty (120) days have elapsed, Buyer shall deliver to Sellers a list of the Subject Receivables which are then outstanding in whole or in part and which Buyer wishes to assign to Sellers (the “Uncollected Non-Retention Receivables”), if any. In addition, with respect to Subject Receivables relating to hold back or retention contracts, upon the earlier of (i) ninety (90) days after such accounts receivable have become fully due and payable or (ii) two years from the Closing Date, Buyer shall deliver to Sellers a list of such Subject Receivables which are then outstanding in whole or in part and which Buyer wishes to assign to Sellers (the “Uncollected Retention Receivables” and together with the Uncollected Non-Retention Receivables, the “Uncollected Receivables”), if any. At the time of each respective delivery, Buyer shall:
     (i) Assign such Uncollected Receivables to Sellers (or their designees) free and clear of all security interests or other encumbrances, pursuant to a form of assignment satisfactory to Sellers’ counsel, acting reasonably; and
     (ii) Sellers shall forthwith pay to Buyer an amount equal to the aggregate unpaid principal amount of the Uncollected Receivables.
     (b) Buyer will provide access, during business hours, to such employees, books and records of the Business as Sellers may reasonably require in order to collect the Uncollected Receivables and shall provide, at Sellers’ expense, copies of such relevant documentation as Sellers may reasonably require in connection therewith. If requested by Sellers, Buyer will provide oral or written confirmation to specific account debtors of the Uncollected Receivables of the assignment of the relevant Uncollected Receivables to Sellers and that payment of the relevant Uncollected Receivables to Sellers shall release the specific account debtor of any liability to Buyer in respect of such Uncollected Receivable. Sellers shall make only such requests of Buyer as are reasonable in order for them to collect the Uncollected Receivables and Sellers shall use their best efforts not to cause any unreasonable disruption to the ongoing business of Buyer in relation to such requests. Should Buyer receive any payments in respect of Uncollected Receivables after they have been assigned to Sellers, Buyer shall forthwith forward such payments to Sellers.

ARTICLE 6
COVENANTS OF BUYER
     Buyer covenants and agrees with each Seller that:
     6.1 Approvals. Buyer shall take all reasonable steps, and shall use reasonable commercial efforts to obtain, and shall cooperate with each Seller in obtaining, as promptly as possible, all approvals, authorizations and clearances of governmental and regulatory bodies and officials required to consummate the transactions contemplated hereby. Buyer shall provide such other information and communications to governmental and regulatory authorities as such governmental and regulatory authorities or each Seller may reasonably request and shall use reasonable commercial efforts to obtain any requisite consents of third parties, to the extent required to consummate the transactions contemplated hereby but only if no payment or other concessions are required of Buyer to obtain such consents.
     6.2 Compliance with Legal Requirements. Buyer shall use reasonable commercial efforts to comply promptly with all requirements which Canadian, provincial, federal or state law may impose on them or any of their Affiliates with respect to the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to each Seller in connection with any such requirements imposed upon them in connection therewith.
     6.3 Certain Acts or Omissions. Buyer shall not (a) omit to take any action called for by any of its covenants in this Agreement or (b) take any action which it is required to refrain from taking by any of such covenants. Buyer shall use all reasonable efforts to cure, before the Closing, any violation or breach of any of its representations, warranties or covenants contained in this Agreement which becomes known, occurs or arises subsequent to the date of this Agreement and to obtain the satisfaction of all conditions to Closing set forth in this Agreement.
ARTICLE 7
CONDITIONS TO OBLIGATIONS
OF BUYER
     Except as may be waived in writing by Buyer, the obligations of Buyer to consummate this Agreement and the transactions to be consummated by Buyer hereunder on the Closing Date shall be subject to the following conditions:
     7.1 Representations and Warranties. The representations and warranties of each Seller contained in this Agreement or in any certificate or document executed and delivered by each Seller to Buyer pursuant to this Agreement shall have been true and correct on the date made and shall be true and correct on and as of the Closing Date as though such representations and warranties were made at and as of such date.
     7.2 Compliance with Agreement and Lock-Up/Voting Agreements. On and as of the Closing Date, each Seller shall have performed and complied with the covenants and agreements required by this Agreement to be performed and complied with by such Seller on or before the Closing Date. In addition, those parties set forth on Schedule 7.2 (Schedule 7.2 includes all directors of PowerComm and all shareholders of AWG) shall have performed and complied with the covenants and agreements required to be performed and complied with by each such party pursuant to the Lock-Up/Voting Agreement between such party and Buyer of even date herewith.
     7.3 Certificates of Sellers. Each Seller shall have delivered to Buyer an officer’s certificate (signed on behalf of such company by its President) dated the Closing Date certifying the fulfillment of the conditions specified in Sections 7.1 and 7.2 hereof. In addition, PowerComm shall certify to Buyer that (i) year-to-date EBITDA (based on financial statements of PowerComm for the period ended September 30, 2009 and compliant with Canadian GAAP) for the period between April 1, 2009 and September 30, 2009 is at least CDN$2,000,000, (ii) Wayne Rutherford and any Affiliates and family members of Mr. Rutherford beneficially own or control, directly or indirectly, less than five percent (5%) in the aggregate of the total outstanding capital stock of AWG and (iii) Ashley Hope and any Affiliates and family members of Mr. Hope beneficially own or control, directly or indirectly, less than five percent (5%) in the aggregate of the total outstanding capital stock of AWG.
     7.4 No Action or Proceeding. On the Closing Date, no action or proceeding by any public authority or any other person shall be Pending before any court or administrative body or overtly threatened to restrain, enjoin or otherwise prevent the consummation of this Agreement or the transactions contemplated hereby, and no action or proceeding by any public authority or private person shall be Pending before any court or administrative body or overtly threatened to recover any damages or obtain other relief as a result of this Agreement or the transactions contemplated herein or as a result of any agreement entered into in connection with or as a condition precedent to the consummation thereof, which action or proceeding could result in a decision, ruling or finding which would materially adversely affect the Business or the Assets or Buyer’s ability to conduct normal operations with the Assets after the Closing.
     7.5 Consents, Authorizations, Etc. All orders, consents, permits, authorizations, approvals and waivers of every governmental entity or third party required for the consummation of the transactions contemplated hereby, and all filings, registrations and notifications to or with all governmental entities required with respect to the consummation of such transactions, shall have been obtained or given, including any requisite antitrust notifications and approvals under Canadian or U.S. federal laws.
     7.6 Corporate Action by Sellers. All action necessary to authorize the execution, delivery and performance by each Seller of this Agreement shall have been duly and validly taken by such Seller, including the favorable vote of PowerComm’s shareholders at the Special Meeting and the favorable vote of the shareholder(s) of each other Seller, and each such Seller shall have delivered to Buyer copies, certified as of the Closing Date by the Secretary of such Seller, of all resolutions of the Board of Directors and shareholders of such Seller authorizing this Agreement and the transactions contemplated by this Agreement. In addition, PowerComm shall deliver a copy of the Scrutineer’s Report from the Special Meeting evidencing that PowerComm’s shareholders passed the Special Resolution.
     7.7 Employment and Noncompetition Agreements. Wayne R. Rutherford, Larry A. Walton and Terry McKertcher shall have delivered to Buyer an executed counterpart of the

Employment and Noncompetition Agreement in a mutually agreed form as an inducement for Buyer to enter into this Agreement and consummate the transactions contemplated hereby.
     7.8 Noncompetition Agreements. Each Seller and AWG, Larry D. Patriquin, Wayne R. Rutherford and Ashley Hope shall have delivered to Buyer an executed counterpart of the Noncompetition Agreement in a mutually agreed form as an inducement for Buyer to enter into this Agreement and consummate the transactions contemplated hereby.
     7.9 Lease Agreements. Each Seller shall have delivered to Buyer an executed counterpart of each Lease Agreement related to property leased by such Seller or any of its Subsidiaries in a mutually agreed form or assignments of such existing leases as an inducement for Buyer to enter into this Agreement and consummate the transactions contemplated hereby.
     7.10 Side Letters.
     (a) Buyer shall have received a letter of agreement from (A) AWG (i) setting forth the extent of AWG’s current business activities, (ii) making representations and warranties that none of such activities, at the time of such letter, were in competition with the Business or the business of any Seller or Subsidiary, (iii) releasing Parent and Buyer from any claim relating to the Business, Assets or its ownership of any Seller or Subsidiary and (iv) making the representations and warranties set forth in Sections 2.5, 2.6, 2.7, 2.9, 2.10 and 2.11, the last sentence of Section 2.12, and Sections 2.14, 2.16, 2.19, 2.20, 2.23 and 2.27, (B) Wayne R. Rutherford (on his own behalf and on behalf of all legal entities he beneficially owns or controls) making the same release as set forth in (iii) above and making the same representations and warranties as set forth in (iv) above and (C) each of Larry Patriquin and Ashley Hope (on his own behalf and on behalf of all legal entities he beneficially owns or controls) making the same release as set forth in (iii) above and making the same representations and warranties as set forth in (iv) above.
     (b) PowerComm shall have delivered a letter of agreement relating to certain receivables in the form mutually agreed by the parties in connection with the execution of this Agreement.
     7.11 Tail Insurance Policy. PowerComm shall provide proof of the receipt of a three year “tail” insurance policy that provides coverage substantially similar to the coverage provided under its general and product liability insurance policy in effect on the date of this Agreement relating to general claims and warranty claims under its customer agreements.
     7.12 Opinion of Counsel. Parent and Buyer shall have received an opinion, addressed to Parent and Buyer and dated the Closing Date, of counsel for each Seller, in form and substance reasonably satisfactory to Parent and Buyer and their counsel.
     7.13 Instruments of Conveyance. Each Seller shall deliver to Buyer bills of sale, assignments, warranty deeds and other instruments conveying title to the Assets as set forth in Section 1.1, free and clear of all Liens except for Permitted Liens. All such instruments of conveyance shall be in form and content reasonably satisfactory to Buyer and its counsel, including an agreement for the assignment of any leasehold estates on which the operating locations of the Business may be located. With respect to the equity interests of the Subsidiaries, each Seller shall deliver stock certificates or partnership interests representing all of the equity interests in each of the Subsidiaries either endorsed in blank or accompanied by stock powers or partnership interest powers duly executed and in any event in a form satisfactory to Buyer and sufficient to convey such interests.
     7.14 No Adverse Change. No incident or event shall have occurred resulting in the destruction, damage to, or loss of any Asset (with a value in excess of CDN$1,000,000, whether or not covered by insurance) and there has not occurred any material adverse change, or any development involving a prospective material adverse change in or affecting the Business, financial position or results of operations of any Seller since the date of this Agreement.
     7.15 Creditor Releases. Subject only to payment of the Assumed Liabilities, each creditor of each Seller shall have released any Liens on the Assets (other than the Permitted Liens), and all required consents of any person or entity to the conveyance of the Assets to Buyer shall have been obtained; provided that, Sellers may deliver separate no-interest letter agreements in form satisfactory to Buyer, acting reasonably, duly executed by each such creditor, whereby each such creditor agrees, upon the satisfaction of terms satisfactory to Buyer, acting reasonably, to release and discharge the Assets from any and all Liens held by such creditor.
     7.16 Physical Possession and Control. Effective physical possession and control of the Assets shall have been tendered by each Seller to Buyer.
     7.17 Employee Release. Each Seller shall have executed and delivered a release of each of Wayne Rutherford and Larry Walton releasing each of them from any liability arising from any actions taken as a director or officer of such Seller or any of the Subsidiaries except such releases shall not relieve either of Messrs. Rutherford or Walton from their obligations under the Transaction Documents.
     7.18 Delivery of Other Documents and Instruments. The following additional documents shall have been executed and delivered by each Seller:
     (a) Consents. Copies of all required consents and approvals;
     (b) Specific Assignments. Specific assignments of the trade and corporate names “PowerComm,” “Redhill Systems,” “Nextron,” “PCG Technical Services,” “PCG,” “Heat Trace Canada,” “Concorde Metal Manufacturing”, the contracts and leases identified in Schedule 2.7 and any significant contracts, proprietary information and permits that Buyer may reasonably request to assure their continuity, together with any consents to such assignments that may be required;
     (c) Certificate of Secretary. A Certificate of the Secretary of each Seller attesting to the incumbency and the signature specimens with respect to the officers of such entity executing the Agreement and any other document delivered pursuant to the Agreement by or on behalf of such entity, and attesting to such other instruments and documents as counsel for Buyer shall reasonably request;
     (d) Real Property Report and Transfer. A current real property report, compliance certificate and Transfer on the property set forth on Schedule 5.8; and

     (e) Other Requested Documents. Further instruments and documents, in form and content reasonably satisfactory to counsel for Buyer, as may be necessary or reasonably appropriate more fully to consummate the transactions contemplated hereby.
     7.19 Definitive Agreements. All of the transactions contemplated by the Definitive Agreements shall have been completed, or shall be completed simultaneously with the Closing hereof.
ARTICLE 8
CONDITIONS TO OBLIGATIONS
OF SELLERS
     Except as may be waived in writing by each Seller, the obligations of each Seller to consummate this Agreement and the transactions to be consummated by each Seller hereunder on the Closing Date shall be subject to the following conditions:
     8.1 Representations and Warranties. The representations and warranties of Buyer contained in this Agreement or in any certificate or document executed and delivered by Buyer to each Seller pursuant to this Agreement shall be true and correct in all material respects on the date made and shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made at and as of such date.
     8.2 Compliance with Agreement. On and as of the Closing Date, Buyer shall have performed and complied in all material respects with the covenants and agreements required by this Agreement to be performed and complied with by Buyer on or before the Closing Date.
     8.3 Certificate of Officer. Buyer shall have delivered to PowerComm an officer’s certificate, dated the Closing Date and signed on behalf of Buyer by the Chief Executive Officer, President or a Vice President of Buyer certifying the fulfillment of the conditions specified in Sections 8.1 and 8.2 hereof.
     8.4 No Action or Proceeding. On the Closing Date, no action or proceeding by any public authority or any other person shall be Pending before any court or administrative body or overtly threatened to restrain, enjoin or otherwise prevent the consummation of this Agreement or the transactions contemplated hereby, and no action or proceeding by any public authority or private person shall be Pending before any court or administrative body or overtly Threatened to recover any damages or obtain other relief as a result of this Agreement or the transactions contemplated herein or as a result of any agreement entered into in connection with or as a condition precedent to the consummation thereof, which action or proceeding could reasonably be expected to result in a decision, ruling or finding which would have a material adverse effect on the ability of Buyer to fulfill its obligations under this Agreement.
     8.5 Consents, Authorizations, Etc. All orders, consents, permits, authorizations, approvals and waivers of the parties under the agreements and instruments set forth on Schedule 8.5 and all filings, registrations and notifications to or with all governmental entities required with respect to the consummation of such transactions shall have been obtained or given; provided, however, that any third-party consent not obtained by any Seller, but waived by Buyer, shall not be an unfulfilled condition hereunder. Sellers shall use reasonable commercial efforts to obtain all other orders, consents, permits, authorizations, approvals and waivers of any other governmental entity or third party required for the consummation of the transactions contemplated hereby.
     8.6 Corporate Action by Buyer. All action necessary to authorize the execution, delivery and performance by Buyer of this Agreement shall have been duly and validly taken by Buyer and Buyer shall have delivered to PowerComm copies, certified as at the Closing Date by the Secretary of Buyer, of all resolutions of the Board of Directors (or executive committee) of Buyer authorizing this Agreement and the transactions contemplated by this Agreement. In addition, PowerComm shall have received the favorable vote of its shareholders at the Special Meeting approving the Special Resolution.
     8.7 Delivery of Initial Purchase Price Payment and Escrow Funds. The Initial Purchase Price Payment and the Escrow Funds shall have been paid in the manner described in Section 1.2, and Buyer shall have delivered appropriate documentation evidencing assumption or discharge of the Assumed Liabilities.
     8.8 Opinion of Counsel. Sellers shall have received an opinion, addressed to Sellers and dated the Closing Date, of counsel for Buyer and Parent, in form and substance reasonably satisfactory to Sellers and their counsel.
     8.9 Fairness Opinion. The oral and written opinion of PowerComm’s Board of Director’s financial advisor that the consideration payable pursuant to this Agreement is fair, from a financial point of view, to PowerComm’s shareholders shall be in full force and effect as of the Closing Date ( the “Fairness Opinion”); provided, that, if such financial advisor advises on or before the Closing Date that the Fairness Opinion is no longer in full force and effect (the “Withdrawal”), the financial advisor and the Sellers shall have acted in good faith and in a commercially reasonable manner in all matters related to or causing the Withdrawal.
     8.10 Delivery of Other Documents and Instruments. The following additional documents shall have been executed and delivered by Buyer and Parent:
     (a) Certificate of Secretary. A Certificate of the Secretary of each of Parent and Buyer attesting to the incumbency and the signature specimens with respect to the officers of each such entity executing the Agreement and any other document delivered pursuant to the Agreement by or on behalf of such entity, and attesting to such other instruments and documents as are required to be delivered at Closing.
     (b) Other Requested Documents. Further instruments and documents, in form and content reasonably satisfactory to counsel for Sellers, as are reasonable or expected at a closing from a purchaser in a similar transaction.
     8.11 Dissenting Shareholders. Holders that have validly exercised rights of dissent in respect of the Special Resolution and have not withdrawn such rights as of the Closing Date shall not exceed 15% of the outstanding PowerComm common shares.
     8.12 Definitive Agreements. All of the transactions contemplated by the Definitive Agreements shall have been completed, or shall be completed simultaneously with the Closing hereof.

ARTICLE 9
GUARANTEE BY PARENT
     9.1 Representations and Warranties of Parent. Parent represents and warrants in favour of Sellers that: (a) Buyer is a wholly-owned subsidiary of Parent; (b) Parent has the requisite authority to enter into this Agreement and to carry out its obligations hereunder; (c) the execution and delivery of this Agreement and the consummation thereof have been duly authorized by the board of directors of Parent and no other proceedings on the part of Parent are necessary to authorize this Agreement or the transactions contemplated hereby; and (d) this Agreement has been duly executed and delivered by Parent and, assuming the due execution and delivery of this Agreement by Sellers, constitutes a legal, valid and binding obligation of Parent enforceable against it in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance or other laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary and may not be ordered.
     9.2 Guarantee. Parent hereby covenants and agrees in favour of Sellers to cause Buyer to carry out all of its obligations hereunder. Parent unconditionally guarantees in favour of Sellers the performance by Buyer of its obligations hereunder and the accuracy of the representations and warranties of Buyer provided herein. Parent and Buyer shall be jointly and severally liable to Sellers with respect to any breach by Buyer of its obligations hereunder or any inaccuracy of the representations and warranties of Buyer provided herein.
ARTICLE 10
SURVIVAL OF REPRESENTATIONS AND WARRANTIES
     The respective representations, warranties and covenants made by the parties in this Agreement or in any certificate, document or ancillary agreement (excluding the Employment and Non-Competition Agreements) executed and delivered by one party to another party to this Agreement, shall survive the Closing Date and the consummation of the transactions contemplated hereby, regardless of any investigation made by the parties hereto for a period of two years following the Closing Date; except that any claim for Damages (as hereafter defined) :
     (a) involving willful misconduct or fraud shall survive and continue in full force and effect without limitation of time;
     (b) arising out of an Environmental Claim shall survive for a period of five years; and
     (c) arising out of or related to Taxes or Tax Returns for any fiscal year shall survive until after the expiration of the period (if any) during which an assessment, reassessment or other form of recognized document assessing liability for tax, interest or penalties under applicable tax legislation could be issued (or, in the case of such assessment or reassessment, until the issues in dispute have been fully resolved).

ARTICLE 11
INDEMNIFICATION
     11.1 Indemnification of Buyer Indemnitees. Each Seller hereby jointly and severally agrees to indemnify, defend and hold the Buyer Indemnitees (as defined below) harmless from and against:
     (a) any and all Adverse Consequences resulting from any misrepresentation, breach of warranty or nonfulfillment of any covenant or agreement on the part of any Seller under the terms of this Agreement or any other Definitive Agreement or any certificate, document or ancillary agreement (excluding the Employment and Non-Competition Agreements) executed and delivered by one party to another party to this Agreement.;
     (b) any and all Adverse Consequences suffered or incurred by Parent or Buyer resulting from (i) any Environmental Claim, including without limitation any claim arising under EAPA arising out of the operation of the Facilities, and (ii) any voluntary or involuntary investigation, removal, cleanup and/or remediation of any contaminant present at or arising out of the operation of the Facilities;
     (c) any and all Adverse Consequences related to or arising from the Excluded Liabilities;
     (d) any and all Adverse Consequences arising as a result of the ownership of the Business, the Assets and/or the use (including any product manufactured, serviced or installed by any of the Sellers prior to the Closing Date) and operation of the Business and the Assets on or before the Closing Date, including any claim relating to the Business arising or originating out of events occurring at any time on or prior to the Closing Date; and
     (e) any and all Adverse Consequences which may be made or brought against Buyer or any director, officer or employee thereof or which Buyer or any director, officer of employee thereof may suffer or incur as a result of, or in respect of or arising out of the Excluded Employees, whether arising before, on or after the Closing Date and whether or not known to Buyer or any Seller or Subsidiary at the time of Closing.
     11.2 Indemnification of Seller Indemnitees. Buyer agrees to indemnify and hold the Seller Indemnitees (as defined below) harmless from and against:
     (a) any and all Adverse Consequences resulting from any misrepresentation, breach of warranty or nonfulfillment of any covenant or agreement on the part of Buyer under the terms of this Agreement or any other Definitive Agreement;
     (b) any and all Adverse Consequences arising as a result of Buyer’s failure to discharge and perform the Assumed Liabilities; and

     (c) any and all Adverse Consequences arising as a result of the ownership of the Assets and/or the use and operation of the Assets from and after the Closing Date.
     11.3 Method of Asserting Claims, Etc. The items listed in Section 11.1 and Section 11.2 are sometimes collectively referred to herein as “Damages”; provided that such reference shall be understood to mean the respective damages from and against which Parent, Buyer and their respective Affiliates, subsidiaries, officers, directors, stockholders, agents and attorneys (the “Buyer Indemnitees”) or each Seller and its respective Affiliates, subsidiaries, officers, directors, agents and attorneys (the “Seller Indemnitees”), as the case may be, are indemnified as the context requires. The person claiming indemnification hereunder, whether a Buyer Indemnitee or a Seller Indemnitee, is sometimes referred to as the “Indemnified Party” and the party against whom such claims are asserted hereunder is sometimes referred to as the “Indemnifying Party”. All claims for indemnification by an Indemnified Party under Section 11.1 or Section 11.2 hereof, as the case may be, shall be asserted and resolved as follows:
     (a) If any claim or demand for which an Indemnifying Party would be liable for Damages to an Indemnified Party hereunder is overtly asserted against or sought to be collected from such Indemnified Party by a third party (a “Third Party Claim”), such Indemnified Party shall with reasonable promptness (but in no event later than thirty (30) days after the Third Party Claim is so asserted or sought against the Indemnified Party) notify in writing the Indemnifying Party of such Third Party Claim enclosing a copy of all papers served, if any, and specifying the nature of and specific basis for such Third Party Claim and the amount or the estimated amount thereof to the extent then feasible, which estimate shall not be conclusive of the final amount of such Third Party Claim (the “Claim Notice”). For this purpose the commencement of any audit or other investigation respecting Taxes shall constitute a Third Party Claim. Notwithstanding the foregoing, failure to so provide a Claim Notice as provided above shall not relieve the Indemnifying Party from its obligation to indemnify the Indemnified Party with respect to any such Third Party Claim except to the extent that a failure to so notify the Indemnifying Party in reasonably sufficient time prejudices the Indemnifying Party’s ability to defend against the Third Party Claim. The Indemnifying Party shall have thirty (30) days from delivery of the Claim Notice (the “Notice Period”) to notify the Indemnified Party (i) whether or not the Indemnifying Party disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such Third Party Claim and (ii) whether or not the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against such Third Party Claim.
     (b) If the Indemnifying Party notifies the Indemnified Party within the Notice Period that the Indemnifying Party does not dispute its liability to the Indemnified Party and that the Indemnifying Party desires to defend the Indemnified Party with respect to the Third Party Claim pursuant to this Article 11, then the Indemnifying Party shall have the right to defend, at its sole cost and expense, such Third Party Claim by all appropriate proceedings, which proceedings shall be diligently prosecuted by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party (but only if the Indemnifying Party is liable hereunder to the Indemnified Party for the full amount of, and all obligations under, such settlement; otherwise, no such settlement shall be agreed to without the prior written consent of the Indemnified Party). If the Indemnifying Party is liable hereunder to the Indemnified Party for the full amount of such Third Party Claim, the Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that the Indemnified Party is hereby authorized, at the sole cost and expense of the Indemnifying Party (but only if the Indemnified Party is actually entitled to indemnification hereunder or if the Indemnifying Party assumes the defense with respect to the Third Party Claim as permitted hereunder), to file during the Notice Period any motion, answer or other pleadings which the Indemnified Party shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and not prejudicial to the Indemnifying Party (it being understood and agreed that if an Indemnified Party takes any such action which is prejudicial and conclusively causes a final adjudication which is adverse to the Indemnifying Party, the Indemnifying Party shall be relieved of its obligations hereunder with respect to such Third Party Claim); and provided further, that if requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim which the Indemnifying Party elects to contest, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the person asserting the Third Party Claim, or any cross-complaint against any person. The Indemnified Party may participate in, but not control (except if the Indemnifying Party is not liable hereunder to the Indemnified Party for the full amount of such Third Party Claim, in which case whichever of the Indemnifying Party or the Indemnified Party is liable for the largest amount of Damages with respect to the Third Party Claim shall control), any defense or settlement of any Third Party Claim with respect to which the Indemnifying Party is participating pursuant to this Section 11.3(b), and except as provided in the preceding sentence, the Indemnified Party shall bear its own costs and expenses with respect to such participation.
     (c) If the Indemnifying Party fails to notify the Indemnified Party within the Notice Period that the Indemnifying Party does not dispute its liability to the Indemnified Party and that the Indemnifying Party desires to defend the Indemnified Party pursuant to this Article 11, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings shall be promptly and vigorously prosecuted by the Indemnified Party to a final conclusion or settled. The Indemnified Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that if requested by the Indemnified Party, the Indemnifying Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnified Party and its counsel in contesting any Third Party Claim which the Indemnified Party is contesting, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the person asserting the Third Party Claim, or any cross-complaint against any person. Notwithstanding the foregoing provisions of this Section 11.3(c), if the Indemnifying Party has timely notified the Indemnified Party that the Indemnifying Party disputes its liability to the Indemnified Party and if such dispute is resolved in favor of the Indemnifying Party by final, nonappealable order of a court of competent jurisdiction, the Indemnifying Party shall not be required to bear the costs and expenses of the Indemnified Party’s defense pursuant to this Section 11.3(c) or of the Indemnifying Party’s participation therein at the Indemnified Party’s request and the Indemnified Party shall reimburse the Indemnifying Party in full for all costs and expenses of such litigation. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 11.3(c) (other than a dispute as to the Indemnifying Party’s liability to the Indemnified Party) and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.
     (d) If any Indemnified Party should have a claim against any Indemnifying Party hereunder which does not involve a Third Party Claim, the Indemnified Party shall notify the Indemnifying Party of such claim by the Indemnified Party, specifying the nature of and specific basis for such claim and the amount of the estimated amount of such claim (the “Indemnity Notice”). If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days from delivery of the Indemnity Notice that the Indemnifying Party disputes such claim, the amount or estimated amount of such claim as specified by the Indemnified Party shall be conclusively deemed a liability of the Indemnifying Party. If the Indemnifying Party has timely disputed such claim, as provided above, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction or as the parties otherwise at such time agree.
     11.4 Payment of Indemnity. Any indemnity claim shall be paid in cash by the Indemnifying Party to or on behalf of the appropriate Indemnified Party.
     11.5 Adverse Consequences. As used in this Agreement, the term “Adverse Consequences” shall mean actions, claims, causes of action, suits, debts, liabilities, obligations, losses, costs, deficiencies, penalties, fines, interest, expenses and other judgments (at equity or in law) and damages whenever arising or incurred, including without limitation, amounts paid in settlement and all legal fees and expenses on a solicitor and his own client full indemnity basis and any other third party expenses reasonably incurred. In addition, Adverse Consequences shall be deemed to include any Adverse Consequences as such terms are defined in the other Definitive Agreements. Each of the other Definitive Agreements provide that this Article 11 governs for purposes of indemnification.
     11.6 Right to Offset. Buyer shall be entitled, in addition to any other remedies it may have at law or in equity, to offset any amount owed to any Seller pursuant to this Agreement, by any amount owed to Buyer pursuant to Section 11 or by Buyer’s actual Damages, or good faith estimate of the maximum Damages, for which Buyer has a right of indemnification from the Sellers pursuant to this Section 11 (as applicable). If Buyer exercises its right of offset pursuant to this Section 11.6 and the actual Damages resulting from a Claim are subsequently determined to be less than the amount of estimated maximum Damages in respect of such Claim previously offset, whether due to a settlement or a final, non-appealable judgment, Buyer shall pay to Sellers whose payments were offset the amount by which the actual Damages are less than the amount previously offset in respect of such Claim. “Claim” shall mean a Third Party Claim when Buyer is the Indemnified Party or a claim made by Buyer as the Indemnified Party pursuant to Section 11.3(d).
     11.7 Limitations on Liability. The obligations and liability of any Indemnifying Party under this Agreement shall be subject to the following limitations:

     (a) an Indemnifying Party shall have no liability (subject to any insurance deductibles payable) in connection with any Damages to the extent that such Damages are reimbursed or confirmed as reimbursable with certainty to the Indemnified Party by the Indemnified Party’s insurer;
     (b) an Indemnifying Party shall have no liability in connection with any Damages unless the Indemnified Party provides such Indemnifying Party with written notice of such Damages, including, to the extent known, full particulars of the basis therefor, within 25 months of the Closing Date; except for a written notice of such Damages:
     (i) involving willful misconduct or fraud in which case there shall be no time limitation;
     (ii) arising out of an Environmental Claim in which case shall be done within 61 months of the Closing Date; and
     (iii) arising out of or related to Taxes or Tax Returns for any fiscal year in which case shall be done no later than the expiration of the period (if any) during which an assessment , reassessment or other form of recognized document assessing liability for tax, interest or penalties under applicable tax legislation could be issued (or, in the case of such assessment or reassessment, until the issues in dispute have been fully resolved);
     (c) an Indemnifying Party shall have no liability in connection with any Damages until the aggregate of such Damages exceeds CDN$100,000 and, upon the aggregate of such Damages exceeding CDN$100,000, such Indemnifying Party shall be required to indemnify in respect of the amount of all Damages; provided that, the total liability of all Indemnifying Parties in connection with any Damages shall not, in the aggregate, exceed all payments made by Buyer pursuant to Sections 1.2 and 1.3, except that such limitation shall not apply to any Damages resulting from a breach of the representation and warranty provided by Sellers under Section 2.25 and shall not apply to fraud committed by any Indemnifying Party;
     (d) each Indemnified Party hereby agrees that, with respect to any loss for which it is entitled to recovery from an Indemnifying Party, it shall use reasonable commercial efforts to mitigate or minimize such loss;
     (e) the rights of indemnification contained in this Article 11 shall be the sole and exclusive remedy of the Indemnified Parties for Damages arising out of this Agreement or any of the Definitive Agreements or documents made or delivered pursuant thereto except for the any payments required by Sellers under Section 12.2 hereof or any rights to injunctive relief as provided under Section 14.7;
     (f) the Indemnifying Party shall not have any obligation to make any payment with respect to any Damages for third party claims, unless and only to the extent an Indemnified Party has made a payment in respect of such Damages; provided, that due notice under subsection (d) above preserves any claims under this Agreement; and

     (g) for purposes of determining the liability and indemnity obligations under this Agreement, Damages shall be limited to actual damages, and none of the Indemnified Parties shall be entitled to consequential, punitive, special or similar damages, including damages for lost profit.
ARTICLE 12
TERMINATION
     12.1 Termination. This Agreement may be terminated at any time before the Closing Date:
     (a) by mutual consent of Buyer and PowerComm;
     (b) by Buyer, upon notice of termination of their obligation to consummate the transaction delivered to PowerComm, if Buyer has reasonably determined that there has been any material breach of any covenant of any Seller or that any Seller has materially breached any of its or their representations or warranties, stating in particularity the default or defaults on which the notice is based; provided, however, that such Seller shall, after receipt of such notice, have thirty (30) days in which to cure such breach and, if so cured, Buyer shall, for that reason, have no right to terminate this Agreement;
     (c) by PowerComm upon notice of termination of its and each other Seller’s obligation to consummate the transaction delivered to Buyer, if PowerComm has reasonably determined that there has been any material breach of any covenant of Buyer or that Buyer has materially breached any of its representations or warranties, stating in particularity the default or defaults on which the notice is based; provided, however, that Buyer shall, after receipt of such notice, have thirty (30) days in which to cure such breach and, if so cured, PowerComm shall, for that reason, have no right to terminate this Agreement;
     (d) by Buyer or PowerComm, if the Closing has not occurred on or before December 31, 2009;
     (e) by Buyer, if the Special Meeting Materials have not been delivered to PowerComm’s transfer agent for mailing to PowerComm’s shareholders by November 9, 2009;
     (f) by Buyer or PowerComm, by written notice to the other, if PowerComm’s shareholders shall not have passed the Special Resolution by December 15, 2009 or if PowerComm’s shareholders have passed the Special Resolution but PowerComm has not closed pursuant to this Agreement within three Business Days after such approval; provided, however, that the right to terminate this Agreement under this Section 12.1(f) shall not be available to any party whose breach of a representation or warranty or failure to fulfill any covenant or agreement under this Agreement has been the cause of or has resulted in the failure to (i) receive such shareholder approval on or before such date or (ii) close the transaction as contemplated this Agreement;

     (g) by Buyer, by written notice to PowerComm, if PowerComm’s Board of Directors (i) fails to include in the Special Meeting Materials its recommendation that PowerComm’s shareholders pass the Special Resolution, (ii) withdraws, modifies or qualifies its approval of, or its recommendation that its stockholders vote in favor of, such actions or takes any action or makes any statement inconsistent with such approval or recommendation or (iii) adopts resolutions approving or otherwise authorizes or recommends an Alternative Transaction; or
     (h) by Buyer in the event that any Seller or any of their directors or representatives takes any of the actions prohibited or restricted by the provisions of Section 5.13 hereof in response to a proposal for an Alternative Transaction.
     Notwithstanding the above, this Agreement and the other Definitive Agreements shall be deemed to be terminated simultaneously if one or more of the Definitive Agreements are terminated; provided, that, the parties to this Agreement may mutually agree to complete this Agreement without the completion of either or both of the other two Definitive Agreements. In the event that all of the Definitive Agreements are terminated under the prior sentence, the subsection above which led to the termination of this Agreement will be deemed to be the termination provision for purposes of this Section 12.1 and Section 12.2 below. If this Agreement is terminated pursuant to (a) or (d) above, such termination shall be without liability of any party, or any director, officer, employee, agent, consultant or representative of such party, to any other party to this Agreement by Buyer or any Seller, except as specifically provided in this Agreement. If this Agreement is terminated pursuant to (b) or (c) above, the rights and remedies granted hereby are cumulative and nonexclusive of any other right or remedy available to the terminating party at law or in equity. The parties agree that the Business and the Assets are unique in character and, if any Seller defaults, damages suffered by Buyer may not be readily ascertainable. Accordingly, each Seller agrees that Buyer, at its option, shall be entitled to the injunctive relief set forth in Section 14.7.
     12.2 Termination Fee.
     (a) Fee. If this Agreement is terminated by either party pursuant to Section 12.1(f) (provided that Buyer is not in breach or default as contemplated by Sections 12.1(f)(i) or (ii)) or by Buyer pursuant to Section 12.1(e), (g) or (h), then PowerComm shall pay to Buyer or its designee in cash TWO MILLION FIVE HUNDRED THOUSAND CANADIAN DOLLARS (CDN$2,500,000.00) (the “Fee”); provided, however, that the Fee shall not be owed if this Agreement is terminated pursuant to Section 12.1(f) unless, at the time of such termination, an Alternative Transaction shall have been announced or PowerComm or its shareholders shall have received a proposal for an Alternative Transaction. Buyer and Parent each acknowledge that the payment of the Fee is a payment of liquidated damages which are a genuine pre-estimate of the damages which Buyer and Parent will suffer or incur as a result of the event giving rise to such damages and, where applicable, the resultant termination of this Agreement and are not penalties. Each Seller irrevocably waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive. Buyer and Parent each agree that the payment of the Fee is the sole monetary remedy of Buyer and Parent in respect of the termination of the Agreement pursuant to Section 12.1(e), (f), (g) or (h).

PowerComm shall pay the Fee to Buyer or its designee concurrently with the termination of this Agreement.
     (b) Payments. Any payments required to be made by PowerComm under this Section 12.2 shall be payable by wire transfer of immediately available funds to an account designated by Buyer. PowerComm shall not be obligated to pay more than an aggregate of CDN$2,500,000.00 under this Section 12.2. If PowerComm fails to promptly make such payment and Parent or Buyer commences a suit to collect such payment, each Seller shall indemnify Parent and Buyer for its fees and expenses (including legal fees and expenses on a solicitor and his own client full indemnity basis) incurred in connection with such suit and shall pay Buyer interest on the amount of the payment at the prime rate in effect on the date the payment was payable pursuant to this Section 12.2.
ARTICLE 13
NOTICES
     All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received, if so given) by personal delivery, or telecopy, or by registered or certified mail, postage prepaid, return receipt requested, to the parties at the following addresses:

     If to Seller, to:
PowerComm Inc.
6005-72A Avenue
Edmonton, AB T2B 2J1
Facsimile Number: (780) 430-0070
Attention: Wayne R. Rutherford or James D. Snowdon
     With a copy to:
Blake, Cassels & Graydon LLP
#3500, 855 — 2nd Street S.W.
Calgary, AB T2P 4J8
Facsimile Number: (403) 260-9700
Attention: Scott W. N. Clarke
     If to Buyer, to:
Powell PowerComm, Inc.
c/o Powell Industries, Inc.
8550 Mosley Drive
Houston, Texas 77075
Facsimile Number: (713) 947-4435
Attention: Don R. Madison
     With a copy to:
Winstead PC
1100 JPMorgan Chase Tower
600 Travis Street
Houston, Texas 77002
Facsimile Number: (713) 650-2400
Attention: Ross D. Margraves, Jr., Esq.
     and a copy to:
Bennett Jones LLP
1000 ATCO Center
10035 — 105 Street
Edmonton, Alberta T5J 3T2
Facsimile Number: (780) 421-7951
Attention: Kevin Lynch
     Any party from time to time may change its address for the purpose of notices to that party by giving a similar notice specifying a new address, but no such notice shall be deemed to have been given until it is actually received by the party sought to be charged with the contents.

ARTICLE 14
MISCELLANEOUS
     14.1 Incorporation of Schedules and Appendices; Entire Agreement. The Appendices attached hereto and the Disclosure Schedules are an integral part of this Agreement and are incorporated herein by this reference and the specific references thereto contained herein. This Agreement and any other instruments or agreements delivered in contemplation of this Agreement, including the Confidentiality and Non-Disclosure Agreement between PowerComm and Parent executed on March 11, 2009 (the “Transaction Documents”), supersedes all prior discussions and agreements among the parties, including the Letter, with respect to the subject matter of this Agreement, and this Agreement, including the Appendices and Schedules hereto to be delivered in connection herewith, and the Transaction Documents and the other Definitive Agreements contain the sole and entire agreement among the parties hereto with respect to the subject matter hereof.
     14.2 Waiver. Any term or condition of this Agreement may be waived at any time by the party which is entitled to the benefit thereof; such waiver shall be in writing and shall be executed by the chairman, president or a vice president of each of the parties as applicable. A waiver on one occasion shall not be deemed to be a waiver of the same or any other matter on a future occasion.
     14.3 Amendment. This Agreement may be modified or amended only by a writing duly executed by or on behalf of all the parties hereto.
     14.4 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.
     14.5 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     14.6 Governing Law; Jurisdiction. Except as otherwise provided herein, this Agreement and all rights and obligations hereunder, including matters of construction, validity and performance shall be governed by the laws of the Province of Alberta and the federal laws of Canada applicable therein. Each of the parties to this Agreement hereby irrevocably submits to the exclusive jurisdiction of the Courts of the Province of Alberta for and in respect of any proceedings relating to this Agreement, any agreement or instrument delivered pursuant to this Agreement or any other Definitive Agreement.
     14.7 Injunctive Relief. With respect to the matters described in subsections (i), (ii) and (iii) of this Section 14.7, the parties mutually agree that (a) if a violation or threatened violation of any covenant contained in this Agreement occurs by the Sellers, such violation or threatened violation may cause irreparable injury to the Buyer and the remedy at law for any such violation may be inadequate; and (b) the parties further agree that if any Seller violates this Agreement it may be difficult to determine the entire cost, damage or injury which the Buyer would sustain. The parties agree that, upon any such breach or anticipated breach by any Seller, the Buyer shall have the right, in addition to any other rights that may be available to it, to obtain in any court of competent jurisdiction injunctive relief to restrain any such breach by any Seller or to compel specific performance (i) by PowerComm of the delivery of the Special Meeting Materials by the date set forth in Section 5.1(b), (ii) by PowerComm to hold the Special Meeting and the vote by PowerComm’s shareholders on the Special Resolution by the date set forth in Section 5.1(b) and (iii) by any Seller to cause such Seller to effect the Closing after the affirmative vote of the PowerComm shareholders approving the Special Resolution. The seeking or obtaining by the Buyer of such injunctive relief shall not foreclose or in any way limit the right of the Buyer to obtain a money judgment against the Sellers for any Damages to the Buyer that may result from any breach by any Seller of this Agreement. If this Agreement is terminated pursuant to Section 12.1 and the Fee, if payable, is paid as required by Section 12.2, the injunctive relief provided by this Section 14.7 shall no longer be available.
     14.8 Risk of Loss. The risk of any loss, damage, impairment, confiscation or condemnation of the Assets or any part thereof shall be upon each Seller at all times on or before the Closing Date. In any such event, each Seller may either (a) repair, replace or restore any such property as soon as possible after its loss, impairment, confiscation or condemnation, or (b) if insurance proceeds are sufficient to repair, replace or restore the property, pay such proceeds to Buyer; provided, however, that in the event of damage to any substantial portion of the Assets, Buyer may terminate this Agreement with no penalty or liability to such Seller.
     14.9 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns; provided, however, that this Agreement or any right or part hereunder shall not be voluntarily assigned by either party hereto without the prior written consent of the other party hereto, except that Buyer may assign its rights and obligations hereunder to a wholly owned, direct or indirect, subsidiary of Parent; provided, that, if such assignment takes place, Buyer and Parent shall continue to be jointly and severally liable to Sellers for any default in performance by the assignee.
     14.10 Expenses. Sellers shall pay their own legal and other professional expenses incurred in connection with the Letter, this Agreement and the transactions contemplated hereby, including the cost of the real property reports and Transfers for the property set forth on Schedule 5.8, and including, without limitation, the expenses of legal counsel and accountants engaged by them and other expenses incurred by any Seller in connection herewith and not expressly allocated hereunder. Buyer shall be responsible for expenses of legal counsel and other representatives and agents engaged by Buyer, the expenses of its due diligence review (including expenses of any building and machinery inspections) and other expenses incurred by Buyer in connection herewith and not expressly allocated hereunder.
     14.11 Further Assurances. Sellers, on the one hand, and Buyer, on the other hand, at any time after the Closing Date, will promptly execute, acknowledge and deliver any further deeds, assignments, conveyances and other assurances, documents and instruments of transfer, reasonably requested by the other parties and necessary to comply with the representations, warranties and covenants contained herein and will take any action consistent with the terms of this Agreement that may reasonably be requested by the other parties for the purpose of assigning, transferring, granting, conveying, vesting and confirming ownership in or to Buyer, or reducing to Buyer’s possession, any or all of the Assets or effecting the assumption of the Assumed Liabilities.

     14.12 No Third Party Beneficiary. Any agreement to perform any obligation or pay any amount and any assumption of any obligation herein contained, express or implied, shall be only for the benefit of the parties hereto and their respective successors and permitted assigns as expressly permitted in this Agreement, and such agreements and assumptions shall not inure to the benefit of any obligee, whomever, it being the intention of the undersigned that no one shall be or be deemed to be a third party beneficiary of this Agreement other than parties that may have a right to indemnification under this Agreement.
     14.13 Knowledge of Sellers. For the purposes of this Agreement, language limiting any representation or warranty to the knowledge of Seller or to Seller’s knowledge or similar terminology shall mean to the knowledge of senior management of Seller after due and diligent inquiry of employees of Seller having responsibility in the area of the representation being so qualified.
     14.14 Internal Reorganization. Notwithstanding anything else contained in this Agreement, prior to Closing, PowerComm may, at its sole option, undertake a short-form amalgamation involving one or both of Nextron and Redhill (the “Reorganization”), and shall promptly provide written notice to Buyer of the completion of the same. To the extent the Reorganization is completed, the provisions of this Agreement and all ancillary documentation contemplated by this Agreement will be amended mutatis mutandis to reflect such Reorganization.
[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

BUYER: POWELL POWERCOMM INC., a Canadian corporation
By:	/s/ Don R. Madison
Don R. Madison
President

PARENT: POWELL INDUSTRIES, INC., for the sole purpose of agreeing to the provisions of Section 1.7 applicable to Parent and Article 9
By:	/s/ Don R. Madison
Don R. Madison
Executive Vice President and Chief Financial Officer

SELLERS: POWERCOMM INC., an Alberta corporation
By:	/s/ Wayne R. Rutherford
	Name:	Wayne R. Rutherford
	Title:	President and Chief Executive Officer

REDHILL SYSTEMS LTD., an Alberta corporation
By:	/s/ Wayne R. Rutherford
	Name:	Wayne R. Rutherford
	Title:	President

NEXTRON CORPORATION, an Alberta corporation
By:	/s/ Wayne R. Rutherford
	Name:	Wayne R. Rutherford
	Title:	Director
and

By:	/s/ Wayne R. Rutherford
	Name:	James D. Snowdon
	Title:	Director

PCG TECHNICAL SERVICES INC., an Alberta corporation
By:	/s/ Wayne R. Rutherford
	Name:	Wayne R. Rutherford
	Title:	President

CONCORDE METAL MANUFACTURING LTD., an Alberta corporation
By:	/s/ Wayne R. Rutherford
	Name:	Wayne R. Rutherford
	Title:	President